UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the Fiscal Year ended December 31, 2025

NEPTUNE REM, LLC

(Exact name of issuer as specified in its charter)

Delaware	92-1301404
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

30 N. Gould St. Suite R, Sheridan, Wyoming (Address of Principal Executive Offices)	82801 (Zip Code)

(970) 634-9281
Issuer’s telephone number, including area code

The Blanton Series LLC, The Dalmore Series LLC, The Stag Series LLC, The Woody Creek Series LLC, The Garrison Series LLC,
The Macallan Series LLC, The Jameson Series LLC

(Title of each class of securities issued pursuant to Regulation A)

Part II.

In this Annual Report on Form 1-K (this “Annual Report”), the terms “Neptune REM, LLC,” “Neptune REM,” “Neptune,” “we,” “us, “our,” the “Company” and similar terms refer to Neptune REM, LLC, a Delaware Series Limited Liability Company; “Terra Mint Group, Corp.” and “Terra Mint” refers to the Managing Member of Neptune REM, LLC. Each of The Blanton Series LLC, The Dalmore Series LLC, The Stag Series LLC, The Woody Creek Series LLC, The Garrison Series LLC, The Macallan Series LLC, and The Jameson Series LLC are referred to herein as our “Series.”

Other than in the table on the cover page, dollar amounts have been rounded to the closest whole dollar.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This Annual Report contains forward-looking statements and information relating to, among other things, the Company, its business plan and strategy, and its industry. These forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to the Company’s management. When used in the Annual Report, the words “outlook,” “believe,” “estimate,” “potential,” “projected,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” “could” and similar expressions are intended to identify forward-looking statements, which constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. These risk factors and uncertainties which could have a material adverse effect on our operations and future prospects, along with others, are detailed under the heading “Risk Factors” in our latest offering circular (the “Offering Circular”) filed by the Company with the Securities and Exchange Commission (the “SEC”), and may be updated from time to time by our future filings under Regulation A (“Regulation A”) of the Securities Act of 1933, as amended (the “Securities Act”).

Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events. In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, including, without limitation, the risks described under “Risk Factors,” the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

Item 1.	Business

Overview

Neptune REM was incorporated in the State of Delaware on November 7, 2022. Neptune REM is an investment vehicle which enables investors to own fractional ownership of a specific long- and short-term, residential housing rental property, but also, under certain circumstances, will consider multi-family and commercial real estate assets such as self-storage, warehouse and industrial, office, hospitality and retail properties. This lowers the cost-of-entry and minimizes the time commitment for real estate investing. An investment in the Company entitles the investor to the potential economic and tax benefits normally associated with direct property ownership, while requiring no investor involvement in asset or property management.

On November 7, 2024, the Company sold the Templeton Property to a buyer for $405,000. On February 5, 2025, the Templeton Series was liquidated and the proceeds were used to repay the outstanding balance of the Templeton Promissory Note. On July 3, 2025, the Company sold the Cedar Ridge Property to a buyer for $350,000. Following the sale, the Company liquidated the Cedar Ridge Series and used the resulting proceeds to repay the outstanding balance of the Cedar Ridge Promissory Note and issue refunds to investors. On December 19, 2025, the Company decided not to seek financing to complete the cash purchase of the Michter and Weller properties. As a result, investors in the Michter Series and Weller Series are in the process of being refunded their entire investment. As of the date of this Annual Report, no other Series of Neptune REM have been liquidated, and no prior program has been sponsored by Neptune REM resulting in any prior liquidation.

The Company has established separate Series for the holding of long- and short-term residential rental properties. The debts, liabilities, and obligations incurred, contracted for or otherwise existing with respect to a particular Series of the Company are enforceable against the assets of the applicable Series only, and not against the assets of the Company. Neptune REM manages all Series Assets of each individual Series including the sale of property, renting of the long- or short-term, residential housing rental property, maintenance and insurance.

Terra Mint is the parent company of Neptune REM. As discussed in further in the Operating Agreement of Neptune REM, Terra Mint is also the “Managing Member” of Neptune REM. Terra Mint was incorporated in the State of Wyoming on April 23, 2021, Neptune REM is a real estate investment platform that allows individual investors to have direct access to quality long and short term residential rental estate investment opportunities and invest in individual rental properties.

Our Managing Member, Terra Mint, is the sole owner and operator of the Realbricks Technologies Platform (“Realbricks”), an online real estate investment marketplace, which may be found on the website www.realbricks.com. Currently, we are a wholly-owned subsidiary of Terra Mint.

Since its formation on November 7, 2022, our Company has been engaged primarily in acquiring properties for its Series and developing the financial offering and other materials to begin fundraising. We are considered to be a development stage company, since we are devoting substantially all of our efforts to establishing our business and planned principal operations have only recently commenced.

Business Process

We primarily generate revenue from renting to tenants long- and short-term residential housing. Under certain circumstances, we will consider multi-family and commercial real estate assets such as self-storage, warehouse and industrial, office, and retail properties.

Generally, the Company and Terra Mint arrange for the purchase of a specific long- and short-term residential housing rental property either directly by the Series or by one of its parent companies, as described below:

If one of its parent or affiliated companies purchased the property directly, then, after the relevant Series has obtained sufficient financing, which may include a loan or promissory note in favor of our Managing Member, it sells the property to that Series for: (i) an amount equal to the original purchase price (including closing costs) plus holding costs and renovation costs incurred by such parent or affiliated company prior to the sale to the Series; and (ii) a sourcing fee in an amount of 7% of the original purchase price of the property as determined by the Managing Member in its sole discretion.

In cases where Terra Mint identifies and intends to have the Series purchase that property directly from a third-party seller, it uses the proceeds from the offering for that Series to purchase the property and may finance a portion of the purchase price with mortgage or other third-party financing. The Company generally sets a minimum offering amount for each Series such that the net proceeds are sufficient to finance the net purchase of the Series Assets (less third-party financing), plus closing and any loan costs and expected repairs, renovations or furnishings. If the purchase agreement for the property does not include a financing condition or the financing contingency has expired and the closing for the property occurs prior to sufficient minimum proceeds being received, Terra Mint or an affiliate may provide a loan to the Series to finance all or part of the purchase price of the property that would be repaid with the proceeds of the offering.

We have no plans to change our business activities or to combine with another business, and we are not aware of any events or circumstances that might cause our plans to change. The Company does not have any plans or arrangements to enter into a change of control, business combination or similar transaction or to change management.

Realbricks Bonus Program

The Realbricks Bonus Program (the “Bonus Program”) provides new investors who meet the following eligibility requirements an additional $50 in Series Interests of the respective Series underlying their initial investment (each, a “Bonus”). The Bonus is then credited to each investor’s Realbricks account. The Bonus to be granted consists of existing interests held by Neptune that are transferred to the investor’s Realbricks account. The Company has reserved $120,000 or 12,000 Series Interests for Promotional Interests (as defined below) issued under the Bonus Program and Rewards Program (as defined below). On December 31, 2025, the Bonus Program expired pursuant to its terms, however in January 2026, had subsequently re-upped the Bonus Program under the same terms described herein, and set to expire on December 31, 2026.

Property Overview

Neptune -The Blanton Series

On January 12, 2024, Neptune established the Blanton Series LLC whose assets include a single-family home located at 7923 N. 93rd St., Omaha, NE 68122 (the “Blanton Property”) that was sold to the Blanton Series by Terra Mint, our Managing Member and the parent company of Neptune REM. The seller of the Blanton Property is an affiliated party. The Blanton Property was not used as a rental property prior to its acquisition by the Blanton Series. See “Interest of Management and Others in Certain Transactions - Existing Transactions - Real Estate Purchase”.

On January 12, 2024, the Blanton Series entered into a promissory note (the “Blanton Promissory Note”) for a principal amount of $400,300. The Blanton Promissory Note has a term of 18 months commencing from June 27, 2024, the qualification date of our Regulation A Offering and maturing on December 31, 2025 (“Blanton Maturity Date”). The Blanton Promissory Note bears interest at the minimum applicable federal rate at the date of issuance of 4.89%. The Blanton Promissory Note, plus accrued interest, is repayable in full within 14 days of the Blanton Maturity Date. If we are not able to raise sufficient funds through our Blanton Series’ Offering to repay the Blanton Promissory Note and accrued interest in full, any outstanding balance due shall automatically convert into Blanton Series Interests on the same terms as those offered to investors in that Series.

The Blanton Series

Address of Property	7923 N 93rd St, Omaha, NE 68122

Type of Property	Single-home residential

Square foot	2,360

Acreage	Approximately 4,791 sq. ft or 0 acres.

Number of Units	1

Configuration	5 bedrooms, 4 baths

Historical Occupancy for 2023 (no lease history)	None

Capital improvements expected to be made	$2,000.00

Total expected to be spent on capital improvements	$2,000.00

Total expected to be spent on furnishings and other expenses to prepare the property for rental	$0

Debt on the property	$400,300

Monthly interest expense on debt	Approximately, $1,631

Property listing	The Blanton Property is managed as a single-family rental and is listed on national and local rental sites.

Sale of Property	No approval from the Neptune Series Blanton holders is required in the event the Company decides to sell the Blanton Property. The determination of when the Blanton Property should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing and projected economic conditions, whether the value of the property is anticipated to appreciate or decline substantially, and how any existing lease may impact the sales price we may realize. The Managing Manager may determine that it is in the interests of shareholders to sell the Blanton Property.

Neptune -The Dalmore Series

On March 20, 2023, Neptune established the Dalmore Series LLC whose assets include a single-family home located at 7931 North 93rd Street, Omaha, Nebraska 68122 (the “Dalmore Property”) that was sold to the Dalmore Series by Terra Mint, our Managing Member and the parent company of Neptune REM. The seller of the Dalmore Property is an affiliated party. The Dalmore Property was not used as a rental property prior to its acquisition by the Dalmore Series. See “Interest of Management and Others in Certain Transactions - Existing Transactions - Real Estate Purchase”.

On March 20, 2023, the Dalmore Series entered into a promissory note (the “Dalmore Promissory Note”) for a principal amount of $379,435. The Dalmore Promissory Note has a term of 18 months commencing from June 27, 2024, the qualification date of our Regulation A Offering and maturing on December 31, 2025 (“Dalmore Maturity Date”). The Dalmore Promissory Note bears interest at the minimum applicable federal rate at the date of issuance of 4.41%. The Dalmore Promissory Note, plus accrued interest, is repayable in full within 14 days of the Dalmore Maturity Date. If we are not able to raise sufficient funds through our Dalmore Series’ Offering to repay the Dalmore Promissory Note and accrued interest in full, any outstanding balance due shall automatically convert into Dalmore Series Interests on the same terms as those offered to investors in that Series.

The Dalmore Series

Address of Property	7931 North 93rd Street, Omaha, Nebraska 68122

Type of Property	Single-home residential

Square foot	1920

Acreage	Approximately 6058 sq. ft or 0 acres

Number of Units	1

Configuration	4 bedrooms, 3 baths

Historical Occupancy for 2023 (no lease history)	None

Capital improvements expected to be made	$2,000.00

Total expected to be spent on capital improvements	$2,000.00

Total expected to be spent on furnishings and other expenses to prepare the property for rental	$0

Debt on the property	$379,435

Monthly interest expense on debt	Approximately, $1,394

Property listing	The Dalmore Property is managed as a single-family rental and is listed on national and local rental sites.

Sale of Property	No approval from the Neptune Series Dalmore holders is required in the event the Company decides to sell the Dalmore Property. The determination of when the Dalmore Property should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing and projected economic conditions, whether the value of the property is anticipated to appreciate or decline substantially, and how any existing lease may impact the sales price we may realize. The Managing Manager may determine that it is in the interests of shareholders to sell the Dalmore Property.

Neptune -The Stag Series

On January 12, 2024, Neptune established the Stag Series LLC whose assets include a single-family home located at 7919 N 93rd St, Omaha, NE 68122 (the “Stag Property”) that was sold to the Stag Series by Terra Mint, our Managing Member and the parent company of Neptune REM. The seller of the Stag Property is an affiliated party. The Stag Property was not used as a rental property prior to its acquisition by the Stag Series. See “Interest of Management and Others in Certain Transactions - Existing Transactions - Real Estate Purchase”.

On January 12, 2024, the Stag Series entered into a promissory note (the “Stag Promissory Note”) for a principal amount of $400,300. The Stag Promissory Note has a term of 18 months commencing from June 27, 2024, the qualification date of our Regulation A Offering and maturing on December 31, 2025 (“Stag Maturity Date”). The Stag Promissory Note bears interest at the minimum applicable federal rate at the date of issuance of 4.89%. The Stag Promissory Note, plus accrued interest, is repayable in full within 14 days of the Stag Maturity Date. If we are not able to raise sufficient funds through our Stag Series’ Offering to repay the Stag Promissory Note and accrued interest in full, any outstanding balance due shall automatically convert into Stag Series Interests on the same terms as those offered to investors in that Series.

The Stag Series

Address of Property	7919 N 93rd St, Omaha, NE 68122

Type of Property	Single-home residential

Square foot	2,360

Acreage	Approximately 6,098 sq. ft or 0 acres.

Number of Units	1

Configuration	5 bedrooms, 4 baths

Historical Occupancy for 2023 (no lease history)	None

Capital improvements expected to be made	$2,000.00

Total expected to be spent on capital improvements	$2,000.00

Total expected to be spent on furnishings and other expenses to prepare the property for rental	$0

Debt on the property	$400,300

Monthly interest expense on debt	Approximately, $1,631

Property listing	The Stag Property is managed as a single-family rental and is listed on national and local rental sites.

Sale of Property	No approval from the Neptune Series Stag holders is required in the event the company decides to sell the Stag Property. The determination of when the Stag Property should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing and projected economic conditions, whether the value of the property is anticipated to appreciate or decline substantially, and how any existing lease may impact the sales price we may realize. The Managing Manager may determine that it is in the interests of shareholders to sell the Stag Property.

Neptune -The Woody Creek Series

On March 20, 2023, Neptune established the Woody Creek Series LLC whose assets include a single-family home located at 16316 Saratoga St. Omaha, NE 68116 (the “Woody Creek Property”) that was sold to the Woody Creek Series by Terra Mint, our Managing Member and the parent company Neptune REM. The seller of the Woody Creek Property is an affiliated party. The Woody Creek Property was not used as a rental property prior to its acquisition by the Woody Creek Series. See “Interest of Management and Others in Certain Transactions - Existing Transactions - Real Estate Purchase”.

On March 20, 2023, the Woody Creek Series entered into a promissory note (the “Woody Creek Promissory Note”) for a principal amount of $337,851. The Woody Creek Promissory Note has a term of 18 months commencing from June 27, 2024, the qualification date of our Regulation A Offering and maturing on December 31, 2025 (“Woody Creek Maturity Date”). The Woody Creek Promissory Note bears interest at the minimum applicable federal rate at the date of issuance of 4.41%. The Woody Creek Promissory Note, plus accrued interest, is repayable in full within 14 days of the Woody Creek Maturity Date. If we are not able to raise sufficient funds through our Woody Creek Series’ Offering to repay the Woody Creek Promissory Note and accrued interest in full, any outstanding balance due shall automatically convert into Woody Creek Series Interests on the same terms as those offered to investors in that Series.

The Woody Creek Series

Address of Property	16316 Saratoga St. Omaha, NE 68116

Type of Property	Single Family

Square foot	1920

Acreage	Approximately 6058 sq. ft or 0 acres.

Number of Units	1

Configuration	4 bedrooms, 3 baths

Historical Occupancy for 2023 (no lease history)	None

Capital improvements expected to be made	$2,000.00

Total expected to be spent on capital improvements	$2,000.00

Total expected to be spent on furnishings and other expenses to prepare the property for rental	$0

Debt on the property	$337,851

Monthly interest expense on debt	Approximately, $1,241

Property listing	The Woody Creek Property is managed as a single-family rental and is listed on national and local rental sites.

Sale of Property	No approval from the Neptune Series Woody Creek holders is required in the event the Company decides to sell the Woody Creek Property. The determination of when the Woody Creek Property should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing and projected economic conditions, whether the value of the property is anticipated to appreciate or decline substantially, and how any existing lease may impact the sales price we may realize. The Managing Manager may determine that it is in the interests of shareholders to sell the Woody Creek Property.

Neptune - The Garrison Series

On August 11, 2025, Neptune established The Garrison Series LLC whose assets will include a single-family home to be constructed at 7012 Cottonseed Dr., Princeton, TX 75407 (the “Garrison Property”). The Company expects to complete the acquisition of the Garrison Property on or about January 30, 2026 at a purchase price of $229,990. The Garrison Property was qualified by the SEC on September 29, 2025.

The Garrison Series

Address of Property	7012 Cottonseed Dr., Princeton, TX 75407

Square foot	1,800

Number of Units	1

Configuration	4 bedrooms; 2.5 baths

Type of Property	Single-home residential

Property listing	The Garrison Property will be managed as a single-family rental and will be listed on national and local rental sites.

Sale of Property	No approval from the Neptune Series Garrison holders will be required in the event the Company decides to sell the Garrison Property. The determination of when the Garrison Property should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing and projected economic conditions, whether the value of the property is anticipated to appreciate or decline substantially, and how any existing lease may impact the sales price we may realize. The Managing Manager may determine that it is in the interests of our members to sell the Garrison Property.

Neptune - The Macallan Series

On January 23, 2026, Neptune established The Macallan Series LLC whose assets will include a single-family home to be constructed at 417 Pineywood Trail Princeton, TX 75407 (the “Macallan Property”). The Macallan Property was qualified by the SEC on February 19, 2026.

The Macallan Series

Address of Property	417 Pineywood Trail Princeton, TX 75407

Square foot	1,294

Number of Units	1

Configuration	3 bedrooms; 2 baths

Type of Property	Single-home residential

Property listing	The Macallan Property will be managed as a single-family rental and will be listed on national and local rental sites.

Sale of Property	No approval from the Neptune Series Macallan holders will be required in the event the Company decides to sell the Macallan Property. The determination of when the Macallan Property should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing and projected economic conditions, whether the value of the property is anticipated to appreciate or decline substantially, and how any existing lease may impact the sales price we may realize. The Managing Manager may determine that it is in the interests of our members to sell the Macallan Property.

Neptune - The Jameson Series

On January 23, 2026, Neptune established The Jameson Series LLC whose assets will include a single-family home to be constructed at 417 Pineywood Trail Princeton, TX 75407 (the “Jameson Property”). The Jameson Property was qualified by the SEC on February 19, 2026.

The Jameson Series

Address of Property	324 Wild Rose Way. Princeton, TX 75407

Square foot	1,294

Number of Units	1

Configuration	3 bedrooms; 2 baths

Type of Property	Single-home residential

Property listing	The Jameson Property will be managed as a single-family rental and will be listed on national and local rental sites.

Sale of Property	No approval from the Neptune Series Jameson holders will be required in the event the Company decides to sell the Jameson Property. The determination of when the Jameson Property should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing and projected economic conditions, whether the value of the property is anticipated to appreciate or decline substantially, and how any existing lease may impact the sales price we may realize. The Managing Manager may determine that it is in the interests of our members to sell the Jameson Property.

Sale of the Cedar Ridge Property

On July 3, 2025, the Company sold the Cedar Ridge Property to a buyer for $350,000. In the next 15-30 days, the Company intends to liquidate the Cedar Ridge Series and allocate the proceeds towards repayment of the remaining outstanding balance of the Cedar Ridge Promissory Note. For more information see – “Interests of Management and Others in Certain Transactions – Existing Transactions – Cedar Ridge Series Transactions.”

Sale of the Templeton Property

On November 7, 2024, the Company sold the Templeton Property to a buyer for $405,000. On February 5, 2025, the Templeton Series was liquidated and the proceeds were used to repay the outstanding balance of the Templeton Promissory Note and liquidated the Templeton Series’ assets. For more information see – “Interests of Management and Others in Certain Transactions – Existing Transactions – Templeton Series Transactions.”

Property Management Agreements with Terra Mint Group Corp.

Terra Mint serves as the Property Manager (the “Manager”) responsible for managing each Series’ Series Asset as described in the relevant Property Management Agreement (the “Terra Property Management Agreement”) for the Series. However, the Company may enter into agreements with third parties to manage a Series’ Series Assets (each such property manager, the “Property Manager”). The terms of each Property Management Agreement are as set forth below.

Authority: The Property Manager shall have sole authority and complete discretion over the care, custody, maintenance and management of the applicable Series Asset for each Series and may take any action that it deems necessary or desirable in connection with each Series Asset, subject to the limits set forth in the Agreement (generally acquisition of any asset or service for an amount equal to or greater than 1% of the value of the relevant Series Assets individually, or 3% of such value in the aggregate requires approval of the Managing Member).

Delegation: The Property Manager may delegate all or any of its duties. The Property Manager shall not have the authority to sell, transfer, encumber or convey any Series Asset.

Performance of Underlying Assets: The Property Manager gives no warranty as to the performance or profitability of the Series Assets or as to the performance of any third party engaged by the Property Manager hereunder.

Assignment: No Property Management Agreement may be assigned by either party without the consent of the other party.

Expenses: Each Series will pay, monthly, a property management fee to the Property Manager, equal to 8% of the Gross Receipts received by the Series during the immediately preceding month. The Property Manager will also charge (i) 0.75% quarterly assets under management fee for each property (as described further below) and (ii) up to 5.5% of the total capital improvement costs for renovations of a property. Upon the final sale of a property, the Property Manager will collect a disposition fee of 6-8%.

Each Series will bear all expenses of the applicable Series Asset and shall reimburse the Property Manager for any such expenses paid by the Property Manager on behalf of the applicable Series together with a reasonable rate of interest.

Duration and Termination: Each Property Management Agreement shall expire one year after the date on which the applicable Series Asset has been liquidated and the obligations connected to such Series Assets (including, without limitation, contingent obligations) have terminated, or earlier if the Manager is removed as the Managing Member of the applicable Series.

Property Management Agreements between Terra Mint Group Corp. and the Series

As stated above and in the Terra Property Management Agreement, Terra Mint may delegate all or any of its duties per each Series. Upon the sale of each property by Terra Mint to each individual series established by Neptune at the time each property was bought, Terra Mint entered into a Property Management Agreement with each individual series (the “Series Property Management Agreement”). Through the Series Property Management Agreement, Terra Mint has delegated their duties to each individual series.

Each individual Series as a result of the delegation has relieved Terra Mint of its duties and will receive the following fees as a result: (i) 8% of the Gross Receipts received by the Series during the immediately preceding month; (ii) a 0.75% quarterly assets under management fee for each property (as described further below); (iii) up to 5.5% of the total capital improvement costs for renovations of a property; and (iv) a 6-8% disposition fee upon the final sale of a property.

Per the Terra Property Management Agreement, Terra will retain its 7% sourcing fee regardless of the delegation.

Competition

Multiple competitors exist in the fractionalized real estate investment platform market. Currently the market is nascent and is not fully matured at this time despite the somewhat lower barriers to entry. Realbricks considers the following factors that distinguish the Realbricks platform from other competitors which includes:

•	A focus on acquiring a portfolio of long-term residential rentals in key stable markets;

•	Development of a secondary market to buy and sell individual interests between customers;

•	The ability for customers to choose between several residential rental properties that fit their budget and needs; and

•	Lower barriers to entry to allow non-accredited investors to invest in real estate ownership with low investment minimums.

Competitors to Realbricks include other real estate investment platforms and real estate investment trusts (REITs). Some real estate investment platforms offering similar services to Realbricks focusing on residential real estate including RealT and Arrived Homes. There are other investment platforms that focus on commercial and multi-family property investments including Roofstock, Inc. and Fundrise LLC. The Company is continuing to improve the platform and its offerings, and we believe our road map for long-term growth will provide a competitive advantage over others in the industry.

The Long- and Short-Term Rental Housing Industry

According to PwC, in its Emerging Trends in Real Estate 2025, key indicators point to the continued popularity of single-family rentals.1 The current long-term outlook for the United States residential real estate rental market is strong given the ongoing lack of sufficient rental or other housing and the relative costs of renting versus purchasing a home. The report found that the monthly cost of purchasing a single-family home exceeds rent in 20 of the largest real estate markets nationwide.

1 https://www.pwc.com/us/en/industries/financial-services/images/pwc-etre-2025.pdf

Neptune REM. LLC does not predict anticipate any major changes to the United States residential real estate market over the next three to five years that would adversely impact its long-term business plans.

Plan of Operations

1.	Launch of additional Long-Term Rentals series - Neptune REM LLC seeks to establish additional long-term rental series in varying residential real estate market such as Salt Lake City, Utah or Kansas City, Missouri.

2.	Acquire more capital and lines of credit to purchase more homes to place under management - in order for Neptune REM. LLC to grow over the next three years, it is essential to acquire additional capital and lines of credit to have the flexibility to purchase additional homes to place under management.

3.	Offer between 20-30 properties through Neptune REM, LLC - In the second half of 2025, Neptune REM. LLC intends on acquiring additional properties and offering them on the Realbricks marketplace.

Employees

Neptune REM currently has 0 full-time employees and 0 part-time employees.

Terra Mint, as the Managing Member of the Company and the Property Manager (Terra Mint has delegated its property manager duties – for more information see “Property Management Agreements between Terra Mint Group Corp. and the Series”) of each of the Cedar Ridge Series, the Dalmore Series, the Templeton Series, Woody Creek Series, the Blanton Series, and the Stag Series currently has 2 full-time and 4 part-time employees/contractors.

Intellectual Property

None.

Regulation

Our business is subject to many laws and governmental regulations. Changes in these laws and regulations, or their interpretation by agencies and courts, occur frequently. Regulations applicable to our business are described below.

Americans with Disabilities Act

Under the Americans with Disabilities Act of 1990, or ADA, all public accommodations and commercial facilities are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. Complying with the ADA requirements could require us to remove access barriers. Failing to comply could result in the imposition of fines by the federal government or an award of damages to private litigants. Although we intend to acquire properties that substantially comply with these requirements, we may incur additional costs to comply with the ADA. In addition, a number of additional federal, state, and local laws may require us to modify any properties we purchase, or may restrict further renovations thereof, with respect to access by disabled persons. Additional legislation could impose financial obligations or restrictions with respect to access by disabled persons. Although we believe that these costs will not have a material adverse effect on us, if required changes involve a greater number of expenditures than we currently anticipate, our ability to make expected distributions could be adversely affected.

Environmental Matters

Under various federal, state, and local laws, ordinances, and regulations, a current or previous owner or operator of real property may be held liable for the costs of removing or remediating hazardous or toxic substances. These laws often impose clean-up responsibility and liability without regard to whether the owner or operator was responsible for, or even knew of, the presence of the hazardous or toxic substances. The costs of investigating, removing, or remediating these substances may be substantial, and the presence of these substances may adversely affect our ability to rent units or sell the property, or to borrow using the property as collateral, and may expose us to liability resulting from any release of or exposure to these substances. If we arrange for the disposal or treatment of hazardous or toxic substances at another location, we may be liable for the costs of removing or remediating these substances at the disposal or treatment facility, whether or not the facility is owned or operated by us. We may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site that we own or operate. Certain environmental laws also impose liability in connection with the handling of or exposure to asbestos-containing materials, pursuant to which third parties may seek recovery from owners or operators of real properties for personal injury associated with asbestos-containing materials and other hazardous or toxic substances.

Tenant Rights and Fair Housing Laws

Various states have enacted laws, ordinances and regulations protecting the rights of housing tenants. Such laws may require us, our affiliated Property Manager, our third-party managers or other operators of our student housing properties to comply with extensive residential landlord requirements and limitations.

Litigation

The company is not a party to any current litigation.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

Neptune REM was incorporated in the State of Delaware on November 7, 2022. Neptune REM is an investment vehicle which enables investors to access fractional ownership of specific long- and short-term, residential housing rental property, but also, under certain circumstances, will consider multi-family and commercial real estate assets such as self-storage, warehouse and industrial, office, hospitality and retail properties. This lowers the cost-of-entry and minimizes the time commitment for real estate investing. An investment in the Company entitles the investor to the potential economic and tax benefits normally associated with direct property ownership, while requiring no investor involvement in asset or property management.

Each of The Blanton Series LLC, The Dalmore Series LLC, The Stag Series LLC, The Woody Creek Series LLC, The Garrison Series LLC, The Macallan Series LLC, and The Jameson Series LLC are referred to herein as our “Series.” On November 7, 2024, the Company sold the Templeton Property to a buyer for $405,000. On February 5, 2025, the Templeton Series was liquidated and the proceeds were used to repay the outstanding balance of the Templeton Promissory Note. On July 3, 2025, the Company sold the Cedar Ridge Property to a buyer for $350,000. Following the sale, the Company liquidated the Cedar Ridge Series and used the resulting proceeds to repay the outstanding balance of the Cedar Ridge Promissory Note and issue refunds to investors. As of December 19, 2025, the Company had decided not to seek financing to complete the cash purchase of the Michter and Weller properties. As a result, investors in the Michter Series and Weller Series will be refunded their entire investment and the Michter Series and Weller Series will no longer be a part of the offering. As of the date of this Annual Report, no other Series of Neptune REM have been liquidated, and no prior program has been sponsored by Neptune REM resulting in any prior liquidation.

The Company has established separate Series for the holding of long- and short-term residential rental properties that have been acquired by the Company and intends to continue these acquisitions for the future. The debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to a particular Series of the Company will be enforceable against the assets of the applicable Series only, and not against the assets of the Company. In addition, Neptune REM manages all Series Assets related to each individual Series including the sale of property, renting of the long- or short-term, residential housing rental property, maintenance and insurance.

Terra Mint is the parent company of Neptune REM. Terra Mint is also the “Managing Member” of Neptune REM. Neptune REM is a real estate investment platform that allows individual investors to have direct access to quality long and short term residential rental estate investment opportunities and invest in individual rental properties.

Our Managing Member, Terra Mint, is the sole owner and operator of the Realbricks Technologies Platform, an online real estate investment marketplace, which may be found on the website: www.realbricks.com. Currently, we are a wholly-owned subsidiary of Terra Mint.

Since its formation on November 7, 2022, our Company has been engaged primarily in acquiring properties for its Series and developing the financial offering and other materials to begin fundraising. We are considered to be a development stage company, since we are devoting substantially all of our efforts to establishing our business and planned principal operations have only recently commenced.

Emerging Growth Company

We may elect to become a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an emerging growth company, as defined in the JOBS Act, under the reporting rules set forth under the Exchange Act. For so long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not emerging growth companies, including, but not limited to:

•	Not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•	Being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	Being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We would expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion; (ii) the date that we become a large accelerated filer as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Operating Results

Revenues are generated at the series level. As of December 31, 2025, the Series below are generating revenue. For the fiscal year ended December 31, 2025, the Cedar Ridge Series, the Dalmore Series, the Woody Creek Series, the Stag Series, and the Blanton Series generated $5,775, $30,250, $22,000, $0, and $30,064 in revenue, respectively. Consolidated revenue for the year ended December 31, 2025, was $88,089 and $128,324 for the year ended December 31, 2024.

We have incurred $200,391 in Operating Expenses for the year ended December 31, 2025, and $262,900 for the year ended December 31, 2024. Each series will be responsible for its own Operating Expenses, such as property taxes, property insurance, and home ownership association fees beginning on the closing date of the offering of such series.

Liquidity and Capital Resources

As of December 31, 2025, our Company maintained $48,039 in cash or cash equivalents and no series of interests maintained any cash or cash equivalents. Each Series owes the amounts stated in their respective Promissory Notes payable to the Managing Manager (as set out below) and upon closing of each Series offering that income will be used to repay the accounts payable obligations to the Managing Member.

Each series will repay any promissory notes or loans used to acquire its property with proceeds generated from the closing of the offering of such series. No series will have any obligation to repay a loan incurred by our Company to purchase a property for another series.

On March 20, 2023, the Company established The Dalmore Series LLC (the “Dalmore Series”) for the purpose of acquiring residential property located at 7931 North 93rd Street, Omaha, Nebraska 68122, (“Dalmore Property”). On March 20, 2023, the Dalmore Property was transferred to the Dalmore Series by the Managing Member, the current sole owner Neptune REM. See “Interest of Management and Others in Certain Transactions - Existing Transactions - Real Estate Purchase”.

On March 20, 2023, the Company established The Woody Creek Series LLC (the “Woody Creek Series”) for the purpose of acquiring residential property located at 16316 Saratoga St, Omaha, NE 68116, (“Woody Creek Property”). On March 20, 2023, the Woody Creek Property was transferred to the Woody Creek Series by the Managing Member, the current sole owner Neptune REM. See “Interest of Management and Others in Certain Transactions - Existing Transactions - Real Estate Purchase”.

On January 12, 2024, the Company established The Blanton Series LLC (the “Blanton Series”) for the purpose of acquiring residential property located at 7923 N 93rd St, Omaha, NE 68122, (“Blanton Property”). On January 12, 2024, the Blanton Property was transferred to the Blanton Series by the Managing Member, the current sole owner Neptune REM. See “Interest of Management and Others in Certain Transactions - Existing Transactions - Real Estate Purchase”.

On January 12, 2024, the Company established The Stag Series LLC (the “Stag Series”) for the purpose of acquiring residential property located at 7919 N 93rd St, Omaha, NE 68122, (“Stag Property”). On January 12, 2024, the Stag Property was transferred to the Stag Series by the Managing Member, the current sole owner Neptune REM. See “Interest of Management and Others in Certain Transactions - Existing Transactions - Real Estate Purchase”.

On August 11, 2025, the Company established The Garrison Series LLC for the purpose of acquiring a residential property to be constructed at 7012 Cottonseed Dr., Princeton, TX 75407. On September 17, 2025, the Company and D.R. Horton, Inc. (the “D.R. Horton”) entered into a Purchase and Sale Agreement (the “Garrison Agreement”) for the conveyance of the Garrison Property. Construction was completed at 7012 Cottonseed Dr., Princeton, TX 75407, resulting in the "Garrison Property". The Company successfully completed fundraising for the Garrison Property and closed on February 3, 2026, wherein the Company acquired the Garrison Property.

On January 23, 2026, the Company established The Macallan Series LLC for the purpose of acquiring a residential property to be constructed at 417 Pineywood Trail Princeton, TX 75407. On January 22, 2026, the Company and D.R. Horton entered into a Purchase and Sale Agreement (the “Macallan Agreement”) for the conveyance of the Macallan Property. The Company is undertaking fundraising efforts via the Macallan Series LLC to close the Macallan Agreement and acquire 417 Pineywood Trail Princeton, TX 75407 fee simple. If the Company fails to close on the purchase price by September 19, 2026, the Company has the right to terminate the Macallan Agreement, in which case D.R. Horton will return earnest money back to the Company and neither party will have any further obligation or liability under the Macallan Agreement.

On January 23, 2026, the Company established The Jameson Series LLC for the purpose of acquiring a residential property to be constructed at 324 Wild Rose Way. Princeton, TX 75407. On January 22, 2026, the Company and D.R. Horton entered into a Home Purchase Agreement (the “Jameson Agreement”) for the conveyance of the Jameson Property. The Company is undertaking fundraising efforts via the Jameson Series LLC to close the Macallan Agreement and acquire 324 Wild Rose Way. Princeton, TX 75407fee simple. If the Company fails to close on the purchase price by September 19, 2026, the Company has the right to terminate the Jameson Agreement, in which case D.R. Horton will return earnest money back to the Company and neither party will have any further obligation or liability under the Jameson Agreement.

On March 20, 2023, the Dalmore Series entered into the Dalmore Promissory Note for a principal amount of $379,435. On March 20, 2023, the Woody Creek Series entered into the Woody Creek Promissory Note for a principal amount of $337,851. On January 12, 2024, the Blanton Series entered into the Blanton Promissory Note for a principal amount of $400,300. On January 12, 2024, the Stag Series entered into the Stag Promissory Note for a principal amount of $400,300 (the “Dalmore Promissory Note,” the “Woody Creek Promissory Note,” the “Blanton Promissory Note”, and the “Stag Promissory Note” are collectively referred to herein as the “Promissory Notes”).

The Promissory Notes originally had a term of 18 months commencing from June 27, 2024, the qualification date of our Regulation A Offering and maturing on December 31, 2025. The maturity date has since been extended an additional six months, to June 30, 2026 (the “Maturity Date”). The Dalmore Promissory Note and Woody Creek Promissory Note each bear interest at the minimum applicable federal rate at the date of issuance of 4.41%. The Blanton Promissory Note and Stag Promissory Note each bear interest at the minimum applicable federal rate at the date of issuance of 4.89%. The Promissory Notes, plus accrued interest, are repayable in full within 14 days of the Maturity Date. If we have not been able to raise sufficient funds through our Series’ Offering to repay the Promissory Notes and accrued interest in full, any outstanding balance due shall automatically convert into Series Interest of the related Series of such Promissory Note on the same terms as those offered to investors in that Series. Interest accrued on the Promissory Notes for the years ended December 31, 2025, and 2024 were $68,956 and $106,463, respectively.

As of December 31, 2025, the Promissory Notes that remain outstanding are the Dalmore Promissory Note which had a principal outstanding balance of $51,530, the Woody Creek Promissory Note which had a principal outstanding balance of $209,721, the Stag Promissory Note which had a principal outstanding balance of $316,955, and the Blanton Promissory Note which had a principal outstanding balance of $240,080.

Going Concern

The Company’s financial statements have been prepared assuming the Company will continue as a going concern. The Company will require additional capital until revenue from operations are sufficient to cover operational costs. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

During the next 12 months, the Company intends to fund operations through member advances and debt and/or equity financing. There are no assurances that management will be able to raise capital on terms acceptable to the Company. If it is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of its planned development and operations, which could harm its business, financial condition and operating results. The Company’s accompanying financial statements do not include any adjustments that might result from these uncertainties.

Trend Information

The Company’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. A host of factors beyond the Company’s control could cause fluctuations in these conditions, including but not limited to: recession, downturn or otherwise; government policies surrounding tenant rights; local ordinances where properties reside as a result of the coronavirus pandemic; travel restrictions; changes in the real estate market; tariffs; and interest-rate fluctuations. Adverse developments in these general business and economic conditions could have a material adverse effect on the company’s financial condition and the results of its operations.

Relaxed Ongoing Reporting Requirements

If we become a public reporting company in the future, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

•	Not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•	Taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

•	Being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	Being exempt from the requirement to hold a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

If we become a public reporting company in the future, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.

If we do not become a public reporting company under the Exchange Act for any reason, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semi-annual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semi-annual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our shareholders could receive less information than they might expect to receive from more mature public companies.

Item 3.	Directors and Officers

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

In accordance with the Operating Agreement and the Series Designation for each Series, Terra Mint is the initial member of each Series. Terra Mint is also the Managing Member of Neptune. Finally, Terra Mint is identified as the Property Manager of each Series, unless otherwise specified in the Series Designation for a Series.

Terra Mint Group Corp. - Managing Member of Neptune REM, LLC

Neptune REM is managed by its Managing Member, Terra Mint. Terra Mint is operated by the following executives and directors who, with the exceptions of Mr. Frederick, and Mr. Lewis, all work for the company on a full-time basis.

Name	Position	Age	Term of Office (if indefinite, give date appointed)	Full Time/ Part Time
Officers
Chris Gerardi	Chief Executive Officer	43	November 1, 2025	Full Time
Troy Skabelund	Chief Financial Officer	55	February 25, 2026	Part Time -12.5/hr per week
John Arsenault	Chief Operating Officer	47	April 1, 2026	Full Time
Eric Duncan	Chief Technical Officer	65	March 19, 2026	Full Time
Nikki Gilbreth	Chief Compliance Officer	34	April 10, 2026	Full Time

Directors
Chris Gerardi	Director	43	April 26, 2021

There are no familial relationships between any of these parties.

Chris Gerardi is a founder and the Executive Officer of Terra Mint. From May 2017 to May 2021, he founded and was the 70% owner of Mellivora, LLC (“Mellivora”), an apparel company selling unique photographic prints on women's leggings. While at Mellivora, he was involved in operations, management, photography, vendor sourcing, licensing, e-commerce management, business and product development.

Troy Skabelund is the Chief Financial Officer of Terra Mint. Since January 2020 Mr. Skabelund has served as Chief Financial Officer and Director of the Ironside Group. Mr. Skabelund has held CFO roles and senior financial leadership positions with public and private companies in a variety of industries, such as The Walt Disney Company, Neuralink, Black Rifle Coffee Company, beatBread, SimX, VER, and Starburns Industries.

John Arsenault is a founder and Terra Mint’s Chief Operations Officer. Mr. Arsenault served as Terra Mint’s General Counsel from May 2021 to March 2026. Mr. Arsenault is a partner of a Colorado-based patent and intellectual property law firm where he has represented numerous software companies, and provided strategic business and operational insight to growing tech companies.

Eric Duncan is the Chief Technology Officer of Terra Mint. From January 2021 to January 2026 Mr. Duncan worked for Rocket Mortgage Corp and Rocket Companies LLC. Mr. Duncan draws on leadership roles he held at Rocket Mortgage, Ford Motor Credit and Millenium Consultants to guide his product strategy, analytics, and digital transformation initiatives across financial services, automotive finance, and proptech sectors.

Nikki Gilbreth is the Chief Compliance Officer of Terra Mint. From May 2019 to February 2026 Ms. Gilbreth worked at North Capital Technologies. Ms. Gilbreth has expertise in reviewing investor accounts, advertising materials, and ensuring regulatory adherence. She has held her Series 24 license since 2019 and brings prior experience from North Capital, RealtyMogul, AXA Advisors, and UPS, working with compliance operations, risk management, and regulatory frameworks.

Departure of Kevin Cottrell

On June 1, 2025, Kevin Cottrell, co-founder of Terra Mint, resigned as Chief Executive Officer of Terra Mint and as a member of its board of directors.

Death of Ahmed Khaleel

On August 6, 2024, the Company was informed of the death of Ahmed Khaleel. Mr. Khaleel was a founder and the Chief Technology Officer of Terra Mint. In his role as Chief Technology Officer, he was the architect of and designed an asset-based securities and fractionalization platform focused on real estate.

Departure of Taylor Utt

On October 24, 2025, Taylor Utt, Chief Marketing Officer of Terra Mint, resigned as Chief Marketing Officer of Terra Mint.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by our Company.

In the year ended December 31, 2025, the Company’s managing member, Terra Mint, paid Chris Gerardi a total of $250,000, of which $0 was attributable to services rendered to the Company. Terra Mint paid Kevin Cottrell a total of $45,000, of which $0 was attributable to services rendered to the Company. These total amounts reflect all compensation awarded to, earned by, or paid to Chris Gerardi and John Arsenault for the year ended December 31, 2025. No other director or executive officer of Terra Mint received compensation for services rendered to the Company.

Rather, Terra Mint will receive asset management and sourcing fees as described under “Securities Being Offered - Distributions” in our Offering Circular and will receive property management fees as discussed in “The Company’s Business - Property Management Agreement with Terra Mint Group Corp.” No asset management fees or property management fees were charged by Terra Mint for the years ended December 31, 2025 and 2024. Sourcing Fees will be paid by the Company to Terra Mint for the Dalmore Series, the Blanton Series, the Stag Series, the Woody Creek Series, the Garrison Series, the Macallan Series, and the Jameson Series. We also do not intend to compensate our directors for their service on our board.

•	Assets Under Management Fee: a 0.75% quarterly fee equal to 0.75% of the purchase price of a Series Asset, calculated as of the last day of each fiscal quarter.

•	Property Management Fee: We generally seek to set these fees to be comparable to prevailing market rates for the management of rental properties in the relevant geographic area.

•	Sourcing Fee: Any portion of the sourcing fee for the Series that is not funded by the proceeds of the Series offering and that is booked as an expense of the Series, at the Company and Managing Member’s discretion. Please see “Use of Proceeds” in our Offering Circular for the sourcing fee applicable to each specific Series.

As of December 31, 2025, the Company has not paid any asset management fees, property management fees, or sourcing fees to Terra Mint. While no sourcing fees have yet been paid as of the date of this Annual Report, Terra Mint has earned sourcing fees for the Series Properties, which are payable to Terra Mint as follows:

1.	Dalmore Series: $18,068
2.	Woody Creek Series: $16,010
3.	Stag Series: $21,600
4.	Blanton Series: $21,600
5.	Garrison Series: $16,100

Item 4.	Security Ownership of Management and Certain Securityholders

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following table displays the voting securities beneficially owned by (1) any individual director or officer who beneficially owns more than 10% of any class of the Company’s capital stock, (2) all executive officers and directors as a group and (3) any other holder who beneficially owns more than 10% of any class of the Company’s capital stock.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership
Membership Interest	Terra Mint Group Corp. 30 N. Gould St., Suite R Sheridan, WY 82801	100% of Membership Interests of Neptune REM LLC

The following table sets out, as of March 5, 2026, the voting securities of the Terra Mint that are owned by executive officers and directors, and other persons holding more than 10% of any class of the Company’s voting securities or having the right to acquire those securities.

Name and Address of Beneficial Owner	Title of class	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class(1)
Kevin Cottrell 30 N. Gould St., Suite R Sheridan, WY 82801	Common	3,186,505	N/A	12.75
Chris Gerardi 30 N. Gould St., Suite R Sheridan, WY 82801	Common	4,728,776	N/A	18.92
Ahmed Khaleel(2) 30 N. Gould St., Suite R Sheridan, WY 82801	Common	3,137,512	N/A	12.55

(1) Based on 20,614,873 shares outstanding as of March 5, 2026.

(2) Mr. Khaleel passed away on August 6, 2024. The securities reported as beneficially owned by Mr. Khaleel are currently held by his estate.

At the closing of each offering Terra Mint Group Corp., our Managing Member, must purchase a minimum of 1% and may purchase a maximum of 9.8% of Series Interests through the Offering, or such other minimum and maximum percentage amount as set forth in the applicable Series Certificate of Designations for the relevant Series, for the same price as all other investors.

Item 5.	Interest of Management and Others in Certain Transactions

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Existing Transactions

Property Management Agreement

Each Series has entered into or is expected to enter into a Property Management Agreement with Terra Mint, the Managing Member of the company. See “The Company’s Business - Property Management Agreement with Terra Mint” for a description of this agreement.

Real Estate Purchase

On March 20, 2023, the Dalmore Series entered into a Purchase Agreement with Terra Mint, the Managing Member for the purchase of the Dalmore Property, at a net purchase price of $379,435.00 (i.e., the asset price totaling outstanding amount due on the Dalmore Promissory Note).

On March 20, 2023, the Woody Creek Series entered into a Purchase Agreement with Terra Mint, the Managing Member for the purchase of the Woody Creek Property, at a net purchase price of $337,851.00 (i.e., the asset price totaling outstanding amount due on the Woody Creek Promissory Note).

On January 12, 2024, the Blanton Series entered into a Purchase Agreement with Terra Mint, the Managing Member for the purchase of the Blanton Property, at a net purchase price of $400,300.00 (i.e., the asset price totaling outstanding amount due on the Blanton Promissory Note).

On January 12, 2024, the Stag Series entered into a Purchase Agreement with Terra Mint, the Managing Member for the purchase of the Stag Property, at a net purchase price of $400,300.00 (i.e., the asset price totaling outstanding amount due on the Stag Promissory Note).

On September 17, 2025, the Company entered into the Garrison Agreement with a third-party seller for the planned acquisition of the Garrison Property for a purchase price of $229,990. The Company closed the transaction on February 3, 2026.

On January 23, 2026, the Company and Seller entered into the Macallan Agreement for the conveyance of the Macallan Property for a purchase price of $215,000. The Company anticipates closing on the purchase of the Macallan Property no later than September 19, 2026.

On January 23, 2026, the Company and Seller entered into the Jameson Agreement for the conveyance of the Jameson Property for a purchase price of $215,000. The Company anticipates closing on the purchase of the Jameson Property no later than September 19, 2026.

Conflicts of Interest

The Company is subject to various conflicts of interest arising out of its relationship with Terra Mint, the Company’s Managing Member, and its affiliates. Some of the material conflicts that our Managing Member and its affiliates will face include the following:

•      Our reliance on real estate professionals acting on behalf of our Managing Member must determine which investment opportunities to recommend to us. The Managing Member may organize one or more similar offerings with investment criteria that compete with us.

•      Our Managing Member’s real estate professionals will have to allocate their time among us, our Managing Member’s business, and other programs and activities in which they are involved.

•      The terms of our operating agreement (including our Managing Member’s rights and obligations and the compensation payable to our Managing Member and its affiliates) were not negotiated at arm’s length, and their terms may not have been as favorable to us as if they had been negotiated at arm’s length with an unaffiliated third-party.

•      We have not implemented a policy that expressly prohibits our contractors or affiliates from engaging for their own account in similar business activities such as those conducted by Neptune REM, LLC.

•      Some or all of the Series will acquire their properties from the Managing Member or from an affiliate of the Managing Member. Prior to a sale to a Series, the Managing Member will acquire a property, repair, and improve the property. The Managing Member will then resell the property to a Series at a value determined by the Managing Member or affiliate of the Managing Member which may reflect a premium over the Managing Member’s investment in the property. Accordingly, because the Managing Member will be an interested party with respect to a sale of a property that it owns to a Series, the Managing Member’s interests in such a sale may not be aligned with the interests of the Series or its investors. There can be no assurance that a property purchase price that a Series will pay to the Managing Member will be comparable to that which a series might pay to an unaffiliated third-party property seller.

•      The Managing Member does not assume any responsibility beyond the duties specified in the operating agreement and will not be responsible for any action of our board of directors in following or declining to follow the Managing Member’s advice or recommendations. The Managing Member’s liability is limited under the Operating Agreement and we have agreed to reimburse, indemnify and hold harmless the Managing Member and its affiliates, with respect to all expenses, losses, damages, liabilities, demands, charges and claims in respect of, or arising from acts or omissions of, such indemnified parties not constituting bad faith, willful misconduct, gross negligence or reckless disregard of the Managing Member’s duties under the Operating Agreement which has a material adverse effect on us. As a result, we could experience poor performance or losses for which the Managing Member would not be liable.

Item 6.	Other Information

Michter and Weller Properties

On September 12, 2025, the Company and Seller entered into the Michter Agreement for the conveyance of the Michter Property for a purchase price of $299,990, comprised of (i) a $324,990 base price, net of (ii) a $25,000 special adjustment credit that if forfeitable if the Company defaults under the Michter Agreement. On December 19, 2025, the Company decided not to seek financing to complete the cash purchase of the Michter Property. As a result, investors in the Michter Series are being refunded their entire investment and the Michter Series will no longer be a part of the offering.

On September 18, 2025, the Company and Seller entered into the Weller Agreement for the conveyance of the Weller Property for a purchase price of $282,760, comprised of (i) a $304,490 base price, (ii) a $4,000 lot premium, and (iii) a $23,730 special adjustment credit that if forfeitable if the Company defaults under the Weller Agreement. On December 19, 2025, the Company decided not to seek financing to complete the cash purchase of the Weller Property. As a result, investors in the Weller Series are being refunded their entire investment and the Weller Series will no longer be a part of the offering.

Cedar Ridge Series Transactions

On March 20, 2023, the Cedar Ridge Series entered into a Purchase Agreement with Terra Mint, the Managing Member for the purchase of the Cedar Ridge Property, at a net purchase price of $379,435 (i.e., the asset price totaling outstanding amount due on the Cedar Ridge Promissory Note). On July 3, 2025, the Cedar Ridge Property was sold to a buyer for $350,000 pursuant to the Cedar Ridge Uniform Purchase Agreement which contained customary representations and warranties. Proceeds from the sale were used to partially repay the outstanding balance of the Cedar Ridge Promissory Note. Following the sale, the Company liquidated the Cedar Ridge Series and used the resulting proceeds to repay the outstanding balance of the Cedar Ridge Promissory Note and issue refunds to investors.

Templeton Series Transactions

On March 20, 2023, the Templeton Series entered into a Purchase Agreement with Terra Mint, the Managing Member for the purchase of the Templeton Property, at a net purchase price of $406,299 (i.e., the asset price totaling outstanding amount due on the Templeton Promissory Note). On November 7, 2024, the Templeton Property was sold to a buyer for $405,000 pursuant to the Templeton Uniform Purchase Agreement which contained customary representations and warranties. Proceeds from the sale were used to partially repay the outstanding balance of the Templeton Promissory Note. On February 5, 2025, the Templeton Series was liquidated and the proceeds were used to repay the outstanding balance of the Templeton Promissory Note.

Item 7.	Financial Statements

INDEX TO CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS OF

Neptune REM, LLC and its Series

Independent Auditor’s Report	F-1

Consolidated and Consolidating Balance Sheets	F-3

Consolidated and Consolidating Statements of Operations	F-5

Consolidated and Consolidating Statements of Members’ Deficit	F-7

Consolidated and Consolidating Statements of Cash Flows	F-9

Notes to Consolidated and Consolidating Financial Statements	F-11 to F-23

Neptune REM LLC and its Series

Consolidated And Consolidating Financial Statements

As Of December 31, 2025 And 2024 And For The Years Then Ended

Neptune REM LLC and its Series

To the Members of

Neptune REM LLC

Wilmington, Delaware

INDEPENDENT AUDITOR’S REPORT

Opinion

We have audited the accompanying consolidated financial statements of Neptune REM LLC (the “Company”) on a consolidated basis, which comprise the consolidated balance sheets of the Company as of December 31, 2025 and 2024, the related consolidated statements of operations, members’ equity/(deficit), and cash flows for the years then ended, and the related notes to the consolidated financial statements. We have audited the accompanying financial statements of each listed Series of the Company, which comprise each listed Series’ balance sheets as of December 31, 2025 and 2024, and the related statements of operations, changes in members’ equity/(deficit), and cash flows for the periods then ended for each listed Series, and the related notes to each listed Series’ financial statements.

In our opinion, the consolidated financial statements and each Series’ financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2025 and 2024, the financial position of each listed Series as of December 31, 2025 and 2024, the results of the Company’s and each listed Series consolidated operations and its cash flows for the periods then ended, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements and Each Series’ Financial Statements section of our report. We are required to be independent of the Company and each listed Series and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s and Each Listed Series’ Ability to Continue as a Going Concern

The accompanying consolidated financial statements and each listed Series’ financial statements have been prepared assuming that the Company and each listed Series will continue as a going concern. As described in Note 2 to the consolidated financial statements, the Company and each listed Series had a lack of liquid assets, nominal cash, and limited operations since inception. For the years ended December 31, 2025 and 2024, respectively, the Company had consolidated losses of $42,634 and $231,429, respectively. As of December 31, 2025, the Company had a consolidated working capital deficit of $733,095. It has yet to establish a business capable of generating sustained profits to fund its operating and working capital requirements. These factors, among others, raise substantial doubt about the Company’s ability and each listed Series’ ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements and each listed Series’ financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Consolidated Financial Statements and Each Series’ Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements and each listed Series’ financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements and each listed Series’ financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability and each listed Series’ ability to continue as a going concern within one year after the date that the consolidated financial statements and each listed Series’ financial statements are available to be issued.

Artesian CPA, LLC

1312 17th Street #462 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements and Each Series’ Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole as of December 31, 2025 and 2024 and for the years then ended and each listed Series’ financial statements as of December 31, 2025 and 2024 and for the periods then ended are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the consolidated financial statements and each listed Series’ financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements and each listed Series’ financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control or each listed Series’ internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements and each listed Series’ financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability and each listed Series’ ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Artesian CPA, LLC

Denver, Colorado

April 20, 2026

Artesian CPA, LLC

1312 17th Street #462 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

Neptune REM LLC and its Series

Consolidated and Consolidating Balance Sheets

December 31, 2025

	Cedar Ridge	Dalmore	Templeton	Woody Creek	Stag	Blanton	Garrison	Michter	Weller	Neptune REM	Consolidated
ASSETS
CURRENT ASSETS
Cash	$-	$-	$-	$-	$-	$-	$-	$-	$-	$48,039	$48,039
Accounts receivable - related party	-	-	-	-	-	-	100	-	-	-	100
Escrow receivable	-	-	-	33,300	10,630	47,680	175,360	31,900	35,090	-	333,960
Deferred offering costs	-	44,343	-	44,343	26,005	26,005	-	-	-	-	140,696
Other current assets	-	168	-	-	180	181	-	-	-	-	529
TOTAL CURRENT ASSETS	-	44,511	-	77,643	36,815	73,866	175,460	31,900	35,090	48,039	523,324

REAL ESTATE ASSETS	-	355,000	-	319,998	360,000	360,000	-	-	-	-	1,394,998
Less: accumulated depreciation	-	(21,000)	-	(19,560)	(22,303)	(20,364)	-	-	-	-	(83,227)
REAL ESTATES ASSETS, NET	-	334,000	-	300,438	337,697	339,636	-	-	-	-	1,311,771

TOTAL ASSETS	$-	$378,511	$-	$378,081	$374,512	$413,502	$175,460	$31,900	$35,090	$48,039	$1,835,095

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
CURRENT LIABILITIES
Accounts payable	$-	$14,384	$-	$10,369	$16,183	$7,557	$-	$-	$-	$-	$48,493
Accounts payable - related parties	14,846	22,325	89,022	78,155	93,687	24,390	-	-	-	48,229	370,654
Notes payable - related party	-	51,530	-	209,721	316,955	240,080	-	-	-	-	818,286
Accrued liabilities	-	6,905	-	3,157	1,594	5,114	2,217	-	-	-	18,987
TOTAL CURRENT LIABILITIES	14,846	95,144	89,022	301,402	428,419	277,141	2,217	-	-	48,229	1,256,420

LONG-TERM DEBT
Security deposits	-	2,750	-	-	-	2,416	-	-	-	-	5,166
TOTAL LONG-TERM DEBT	-	2,750	-	-	-	2,416	-	-	-	-	5,166

TOTAL LIABILITIES	14,846	97,894	89,022	301,402	428,419	279,557	2,217	-	-	48,229	1,261,586

MEMBERS' EQUITY/(DEFICIT)	(14,846)	280,617	(89,022)	76,679	(53,907)	133,945	173,243	31,900	35,090	(190)	573,509

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$-	$378,511	$-	$378,081	$374,512	$413,502	$175,460	$31,900	$35,090	$48,039	$1,835,095

See Independent Auditor’s Report and accompanying notes to the consolidated and consolidating financial statements, which are an integral part of these consolidated and consolidating financial statements.

Neptune REM LLC and its Series

Consolidated and Consolidating Balance Sheets

December 31, 2024

	Cedar Ridge	Dalmore	Templeton	Woody Creek	Stag	Blanton	Neptune REM	Consolidated
ASSETS
CURRENT ASSETS
Cash	$-	$-	$-	$-	$-	$-	$20,553	$20,553
Escrow receivable	2,830	2,600	-	2,010	15,490	5,940	-	28,870
Rent receivable	-	2,750	-	-	4,338	-	-	7,088
Deferred offering costs	22,284	22,284	22,284	22,284	3,946	3,946	-	97,028
TOTAL CURRENT ASSETS	25,114	27,634	22,284	24,294	23,774	9,886	20,553	153,539

PROPERTY
Real estate assets	355,000	355,000	-	319,998	360,000	360,000	-	1,749,998
Less: accumulated depreciation	(10,500)	(9,545)	-	(8,891)	(10,667)	(8,727)	-	(48,330)
TOTAL PROPERTY	344,500	345,455	-	311,107	349,333	351,273	-	1,701,668

TOTAL ASSETS	$369,614	$373,089	$22,284	$335,401	$373,107	$361,159	$20,553	$1,855,207

LIABILITIES AND MEMBER'S DEFICIT
CURRENT LIABILITIES
Accounts payable	$6,959	$6,959	$-	$4,655	$7,994	$7,978	$-	$34,545
Accounts payable - related party	38,530	42,375	74,871	50,279	30,220	29,359	20,743	286,377
Notes payable - related party	379,435	379,435	61,406	337,851	400,300	400,300	-	1,958,727
Accrued liabilities	-	-	1,195	-	-	-	-	1,195
Deferred revenue	3,065	-	-	-	-	9,667	-	12,732
TOTAL CURRENT LIABILITIES	427,989	428,769	137,472	392,785	438,514	447,304	20,743	2,293,576

LONG-TERM DEBT
Security deposits	2,750	2,750	-	-	2,875	2,416	-	10,791
TOTAL LONG-TERM DEBT	2,750	2,750	-	-	2,875	2,416	-	10,791

TOTAL LIABILITIES	430,739	431,519	137,472	392,785	441,389	449,720	20,743	2,304,367

MEMBER'S DEFICIT	(61,125)	(58,430)	(115,188)	(57,384)	(68,282)	(88,561)	(190)	(449,160)

TOTAL LIABILITIES AND MEMBER'S DEFICIT	$369,614	$373,089	$22,284	$335,401	$373,107	$361,159	$20,553	$1,855,207

See Independent Auditor’s Report and accompanying notes to the consolidated and consolidating financial statements, which are an integral part of these consolidated and consolidating financial statements.

Neptune REM LLC and its Series

Consolidated and Consolidating Statements of Operations

Year Ended December 31, 2025

	Cedar Ridge	Dalmore	Templeton	Woody Creek	Stag	Blanton	Garrison	Michter	Weller	Neptune REM	Consolidated
REVENUE	$5,775	$30,250	$-	$22,000	$-	$30,064	$-	$-	$-	$-	$88,089

OPERATING EXPENSES
Repairs and maintenance	4,647	5,658	330	4,153	12,934	4,773	-	-	-	-	32,495
Depreciation	5,727	11,455	-	10,669	11,636	11,636	-	-	-	-	51,123
Offering costs expense	26,428	-	23,070	-	-	-	-	-	-	-	49,498
Accounting fees	5,526	5,526	1,878	5,526	5,526	5,524	-	-	-	-	29,506
Bad debt	-	2,000	-	-	1,463	-	-	-	-	-	3,463
Insurance	1,008	840	-	-	906	906	-	-	-	-	3,660
Taxes and licenses	-	7,425	-	5,714	8,189	8,198	-	-	-	-	29,526
Franchise tax	60	60	-	60	60	60	-	-	-	-	300
Bank fees & service charges	34	284	25	159	34	284	-	-	-	-	820
TOTAL OPERATING EXPENSES	43,430	33,248	25,303	26,281	40,748	31,381	-	-	-	-	200,391

INCOME/(LOSS) FROM OPERATIONS	(37,655)	(2,998)	(25,303)	(4,281)	(40,748)	(1,317)	-	-	-	-	(112,302)

OTHER INCOME (EXPENSE)
Gain on extinguishment of debt	106,435	-	51,636	-	-	-	-	-	-	-	158,071
Other income	3,335	-	-	-	-	-	-	-	-	-	3,335
Other expense	(23,888)	-	(122)	-	-	-	-	-	-	-	(24,010)
Gain on sale of assets	1,227	-	-	-	-	-	-	-	-	-	1,227
Interest expense	-	(14,797)	-	(15,336)	(19,556)	(19,267)	-	-	-	-	(68,956)
TOTAL OTHER INCOME (EXPENSE)	87,109	(14,797)	51,514	(15,336)	(19,556)	(19,267)	-	-	-	-	69,667

NET INCOME (LOSS)	$49,454	$(17,795)	$26,211	$(19,617)	$(60,304)	$(20,584)	$-	$-	$-	$-	$(42,635)

Weighted average membership interest	N/A	15,100	N/A	5,095	411	7,013	2,207	594	531	N/A	N/A
Loss per membership interest	N/A	$1.18	N/A	$3.85	$105.90	$2.94	$-	$-	$-	N/A	N/A

See Independent Auditor’s Report and accompanying notes to the consolidated and consolidating financial statements, which are an integral part of these consolidated and consolidating financial statements.

Neptune REM LLC and its Series

Consolidated and Consolidating Statements of Operations

Year Ended December 31, 2024

	Cedar Ridge	Dalmore	Templeton	Woody Creek	Stag	Blanton	Neptune REM	Consolidated
REVENUE	$26,766	$28,700	$1,900	$20,000	$31,625	$19,333	$-	$128,324

OPERATING EXPENSES
Depreciation	10,500	9,545	10,216	8,890	10,667	8,727	-	58,545
Taxes and licenses	7,224	7,190	8,366	10,573	11,578	11,955	-	56,886
Accounting fees	8,425	8,425	8,425	8,425	8,425	8,425	-	50,550
Sourcing fee	-	-	-	-	21,600	21,600	-	43,200
Disposition fee	-	-	24,300	-	-	-	-	24,300
Repairs and maintenance	3,385	3,385	2,090	-	3,385	3,385	-	15,630
Contract labor	2	-	8,182	-	-	-	-	8,184
HOA fees	-	-	5,213	-	-	-	-	5,213
Franchise tax	50	50	50	50	50	50	-	300
Bank fees & service charges	15	15	15	15	16	16	-	92
TOTAL OPERATING EXPENSES	29,601	28,610	66,857	27,953	55,721	54,158	-	262,900

INCOME/(LOSS) FROM OPERATIONS	(2,835)	90	(64,957)	(7,953)	(24,096)	(34,825)	-	(134,576)

OTHER INCOME (EXPENSE)
Gain on sale of assets	-	-	31,789	-	-	-	-	31,789
Other expense	-	-	(22,179)	-	-	-	-	(22,179)
Interest expense	(17,649)	(17,649)	(16,699)	(15,714)	(19,376)	(19,376)	-	(106,463)
TOTAL OTHER INCOME (EXPENSE)	(17,649)	(17,649)	(7,089)	(15,714)	(19,376)	(19,376)	-	(96,853)

NET LOSS	$(20,484)	$(17,559)	$(72,046)	$(23,667)	$(43,472)	$(54,201)	$-	$(231,429)

Weighted average membership interest	41	69	N/A	57	411	99	N/A	N/A
Loss per membership interest	$501.96	$253.22	N/A	$418.83	$105.90	$546.80	N/A	N/A

See Independent Auditor’s Report and accompanying notes to the consolidated and consolidating financial statements, which are an integral part of these consolidated and consolidating financial statements.

Neptune REM LLC and its Series

Consolidated and Consolidating Statements of Members’ Equity/(Deficit)

Year Ended December 31, 2025

	Cedar Ridge	Dalmore	Templeton	Woody Creek	Stag	Blanton	Garrison	Michter	Weller	Neptune REM	Consolidated
MEMBERS' EQUITY/(DEFICIT)
AT DECEMBER 31, 2024	$(61,125)	$(58,430)	$(115,188)	$(57,384)	$(68,282)	$(88,561)	$-	$-	$-	$(190)	$(449,160)
Contributions, net of refunds	(2,830)	373,940	-	159,770	80,860	252,200	175,460	31,900	35,090	-	1,106,390
Distributions	(345)	(17,098)	(45)	(6,090)	(6,181)	(9,110)	(2,217)	-	-	-	(41,086)
Net income/(loss)	49,454	(17,795)	26,211	(19,617)	(60,304)	(20,584)	-	-	-	-	(42,635)

'MEMBERS' EQUITY/(DEFICIT)
AT DECEMBER 31, 2025	$(14,846)	$280,617	$(89,022)	$76,679	$(53,907)	$133,945	$173,243	$31,900	$35,090	$(190)	$573,509

Number of membership interests	1	39,540	-	16,643	9,853	26,388	19,450	3,190	3,509	-	118,574

See Independent Auditor’s Report and accompanying notes to the consolidated and consolidating financial statements, which are an integral part of these consolidated and consolidating financial statements.

Neptune REM LLC and its Series

Consolidated and Consolidating Statements of Members’ Equity/(Deficit)

Year Ended December 31, 2024

	Cedar Ridge	Dalmore	Templeton	Woody Creek	Stag	Blanton	Neptune REM	Consolidated
MEMBERS' DEFICIT AT JANUARY 1, 2024	$(43,471)	$(43,471)	$(43,142)	$(35,727)	$-	$-	$(190)	$(166,001)
Contributions	2,830	2,600	-	2,010	15,490	5,940	-	28,870
Distributions	-	-	-	-	(40,300)	(40,300)	-	(80,600)
Net loss	(20,484)	(17,559)	(72,046)	(23,667)	(43,472)	(54,201)	-	(231,429)
								-
MEMBERS' DEFICIT AT DECEMBER 31, 2024	$(61,125)	$(58,430)	$(115,188)	$(57,384)	$(68,282)	$(88,561)	$(190)	$(449,160)

See Independent Auditor’s Report and accompanying notes to the consolidated and consolidating financial statements, which are an integral part of these consolidated and consolidating financial statements.

Neptune REM LLC and its Series

Consolidated and Consolidating Statements of Cash Flows

Year Ended December 31, 2025

	Cedar Ridge	Dalmore	Templeton	Woody Creek	Stag	Blanton	Garrison	Michter	Weller	Neptune REM	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net income/(loss)	$49,454	$(17,795)	$26,211	$(19,617)	$(60,304)	$(20,584)	$-	$-	$-	$-	$(42,635)
Adjustments to reconcile net income/(loss) to cash provided by (used in) operating activities:
Depreciation	5,727	11,455	-	10,669	11,636	11,636	-	-	-	-	51,123
Gain on sale of property	(1,227)	-	-	-	-	-	-	-	-	-	(1,227)
Offering costs charged to expense	26,428	-	23,070	-	-	-	-	-	-	-	49,498
Gain on extinguishment of debt	(106,435)	-	(51,636)	-	-	-	-	-	-	-	(158,071)
Expenses incurred with related party and charged to related party payables	-	-	-	-	-	-	-	-	-	37,486	37,486
Change in assets and liabilities that provided (used) cash:
Rent receivable	-	2,750	-	-	4,338	-	-	-	-	-	7,088
Other current assets	-	(168)	-	-	(180)	(181)	-	-	-	-	(529)
Accounts payable	(6,959)	7,425	-	5,714	8,189	(421)	-	-	-	-	13,948
Accounts payable - related party	(23,684)	(20,050)	14,151	27,876	63,368	(4,968)	-	-	-	-	56,693
Deferred revenue	(3,065)	-	-	-	-	(9,667)	-	-	-	-	(12,732)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(59,761)	(16,383)	11,796	24,642	27,047	(24,185)	-	-	-	37,486	639

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property	340,000	-	-	-	-	-	-	-	-	-	340,000
Security deposits	(2,750)	-	-	-	(2,875)	-	-	-	-	-	(5,625)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	337,250	-	-	-	(2,875)	-	-	-	-	-	334,375

CASH FLOWS FROM FINANCING ACTIVITIES
Deferred offering costs	(4,144)	(22,059)	(786)	(22,059)	(22,059)	(22,059)	-	-	-	-	(93,166)
Payments on notes payable - related party	(273,000)	(327,905)	(9,770)	(128,130)	(83,345)	(160,220)	-	-	-	-	(982,370)
Contributions	5,940	376,540	-	128,480	85,820	210,460	-	-	-	-	807,240
Refunds to investors	(5,940)	-	(1,195)	-	-	-	-	-	-	-	(7,135)
Dividends paid	(345)	(10,193)	(45)	(2,933)	(4,588)	(3,996)	-	-	-	-	(22,100)
Cash repaid on advances from related parties	-	-	-	-	-	-	-	-	-	(10,000)	(10,000)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(277,489)	16,383	(11,796)	(24,642)	(24,172)	24,185	-	-	-	(10,000)	(307,531)

NET CHANGE IN CASH	-	-	-	-	-	-	-	-	-	27,486	27,486
CASH AT BEGINNING OF YEAR	-	-	-	-	-	-	-	-	-	20,553	20,553

CASH AT END OF YEAR	$-	$-	$-	$-	$-	$-	$-	$-	$-	$48,039	$48,039

Supplemental disclosure of cash flow information:

Cash paid for interest	$-	$-	$229	$-	$-	$-	$-	$-	$-	$-	$229

Supplemental disclosure of non-cash investing and financing activities:
Subscriptions receivable from escrow	$-	$-	$-	$33,300	$10,630	$47,680	$175,360	$31,900	$35,090	$-	$333,960

See Independent Auditor’s Report and accompanying notes to the consolidated and consolidating financial statements, which are an integral part of these consolidated and consolidating financial statements.

Neptune REM LLC and its Series

Consolidated and Consolidating Statements of Cash Flows

Year Ended December 31, 2024

	Cedar Ridge	Dalmore	Templeton	Woody Creek	Stag	Blanton	Neptune REM	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(20,484)	$(17,559)	$(72,046)	$(23,667)	$(43,472)	$(54,201)	$-	$(231,429)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	10,500	9,545	10,216	8,891	10,667	8,727	-	58,546
Cost paid by Manager on Company's behalf	-	-	-	-	-	-	35,711	35,711
Gain on sale of property	-	-	(31,789)	-	-	-	-	(31,789)
Change in assets liabilities that provided (used) cash:
Rent receivbale	-	(2,750)	-	-	(4,338)	-	-	(7,088)
Accounts payable	1,120	1,119	(183)	4,113	7,994	7,978	-	22,141
Accounts payable - related party	6,996	10,842	64,982	14,610	30,220	29,359	-	157,009
Acrrued liabilities	-	-	1,195	-	-	-	-	1,195
Deferred revenue	3,065	-	-	-	-	9,667	-	12,732
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	1,197	1,197	(27,625)	3,947	1,071	1,530	35,711	17,028

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for advances to related parties	-	-	-	-	-	-	(27,511)	(27,511)
Cash received in repayment of advances to related parties	-	-	-	-	-	-	5,500	5,500
Proceeds from sale of property	-	-	406,572	-	-	-	-	406,572
Security deposits	2,750	2,750	-	-	2,875	2,416	-	10,791
NET CASH PROVIDED BY (USED) IN INVESTING ACTIVITIES	2,750	2,750	406,572	-	2,875	2,416	(22,011)	395,352

CASH FLOWS FROM FINANCING ACTIVITIES
Cash received from advances from related parties	-	-	-	-	-	-	6,300	6,300
Cash repaid on advances from related parties	-	-	-	-	-	-	(300)	(300)
Cash repayments for advances from related party	-	-	(30,107)	-	-	-	-	(30,107)
Deferred offering costs	(3,947)	(3,947)	(3,947)	(3,947)	(3,946)	(3,946)	-	(23,680)
Payments on notes payable - related party	-	-	(344,893)	-	-	-	-	(344,893)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(3,947)	(3,947)	(378,947)	(3,947)	(3,946)	(3,946)	6,000	(392,680)

NET CHANGE IN CASH	-	-	-	-	-	-	19,700	19,700
CASH AT BEGINNING OF YEAR	-	-	-	-	-	-	853	853

CASH AT END OF YEAR	$-	$-	$-	$-	$-	$-	$20,553	$20,553

Supplemental disclosure of cash flow information:

Cash paid for interest	$-	$-	$30,107	$-	$-	$-	$-	$30,107

Supplemental disclosure of non-cash investing and financing activities:
Acquisition of property from Manager in exchange for note payable	$-	$-	$-	$-	$360,000	$360,000	$-	$720,000
Deemed distributions to Manager from the acquistion of property paid by note payable to Manager	$-	$-	$-	$-	$40,300	$40,300	$-	$80,600
Subscriptions receivable from escrow	$2,830	$2,600	$-	$2,010	$15,490	$5,940	$-	$28,870

See Independent Auditor’s Report and accompanying notes to the consolidated and consolidating financial statements, which are an integral part of these consolidated and consolidating financial statements.

Neptune REM LLC and its Series

Notes to Consolidated and Consolidating Financial Statements

As of December 31, 2025 and 2024 and for the years then ended

1.	NATURE OF OPERATIONS

Neptune REM LLC, (the “Company”) was formed in the State of Delaware as a series limited liability company on November 7, 2022, and is a wholly-owned subsidiary of Terra Mint Group Corp (“Terra Mint”, the “Manager,” or the “Managing Member”), a Wyoming corporation. The Company’s business plan is to purchase and manage residential rental properties and offer non-accredited investors the opportunity to acquire fractional ownership of real estate assets through the Company and its Series. The Company and each Series are dependent upon additional capital resources for the commencement of its planned principal operations and are subject to significant risks and uncertainties, including failing to secure funding to commence the Company’s and its Series’ planned principal operations or failing to profitably operate the business.

On March 20, 2023, the following Series LLCs were formed under the laws of Delaware as series of Neptune REM LLC:

•	The Cedar Ridge Series LLC (“Series Cedar Ridge”)
•	The Woody Creek Series LLC (“Series Woody Creek”)
•	The Dalmore Series LLC (“Series Dalmore”)
•	The Templeton Series LLC (“Series Templeton”)

On January 12, 2024, the following Series LLCs were formed under the laws of Delaware as series of Neptune REM LLC:

•	The Stag Series LLC (“Series Stag”)
•	The Blanton Series LLC (“Series Blanton”)

In December 2025, the following Series LLCs were formed under the laws of Delaware as series of Neptune REM LLC:

•	The Garrison Series LLC (“Series Garrison”)
•	The Michter Series LLC (“Series Michter”)
•	The Weller Series LLC (“Series Weller”)

The Series Templeton’s property was sold during the year ended December 31, 2024.

The Series Cedar Ridge’s property was sold during the year ended December 31, 2025.

Terra Mint (“Manager”) is the sole and managing member of the Company and each of its Series.

Neptune REM LLC and its Series

Notes to Consolidated and Consolidating Financial Statements

As of December 31, 2025 and 2024 and for the years then ended

2.	GOING CONCERN

Our consolidated and consolidating financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplate the realization of assets and the liquidation of liabilities in the normal course of business. The Company and each listed Series had a lack of liquid assets, nominal cash, and limited operations since inception. For the years ended December 31, 2025 and 2024, the Company and each listed Series had consolidated losses of $42,634 and $231,429, respectively. As of December 31, 2025 and 2024, the Company had consolidated working capital deficits of $733,095 and $2,140,037, respectively, and has yet to establish a business capable of generating sustained profits to fund its own operating and working capital requirements. These factors, among others, raise substantial doubt about the Company and each Series’ ability to continue as a going concern. The consolidated and consolidating financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company and each Series be unable to continue as a going concern. The Company and each Series’ ability to continue as a going concern is dependent upon our ability to raise additional debt or equity funding to meet our ongoing operating expenses and ultimately to establish a profitable business able to fund their own operating and working capital requirements. No assurances can be given that the Company and each Series will be successful in achieving these objectives.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These consolidated and consolidating financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). We have selected December 31 as our financial year-end. The consolidated and consolidating financial statements for the years ended December 31, 2025 and 2024, are presented using the accrual basis of accounting. Revenue is recognized when earned and expenses are recognized as they are incurred.

Reclassification of Prior Year Balances

Certain amounts in the December 31, 2024 notes to the consolidated and consolidating financial statements were reclassified to conform to current period presentation. There was no change in the Company’s and each Series’ net loss or net equity position from these classifications.

Principles of Consolidation

These consolidated and consolidating financial statements include the accounts of Neptune REM LLC and each Series listed in Note 1 (collectively the “Series”). All inter-company transactions and balances have been eliminated in consolidation.

Neptune REM LLC and its Series

Notes to Consolidated and Consolidating Financial Statements

As of December 31, 2025 and 2024 and for the years then ended

Use of Estimates

The presentation of consolidated and consolidating financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company and each Series consider all short-term debt securities purchased with a maturity of three months or less to be cash equivalents. The carrying amount approximates fair value due to the relatively short period to maturity of these instruments.

The Company maintains cash balances in a non-interest-bearing account that currently did not exceed federally insured limits as of December 31, 2025 and 2024.

Fair Value Measurements

ASC topic 820, Fair Value Measurements and Disclosures (“ASC 820”), provides a comprehensive framework for measuring fair value and expands disclosures which are required about fair value measurements. Specifically, ASC 820 sets forth a definition of fair value and establishes a hierarchy prioritizing the inputs to valuation techniques, giving the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable value inputs. ASC 820 defines the hierarchy as follows:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reported date. The types of assets and liabilities included in Level 1 are highly liquid and actively traded instruments with quoted prices, such as equities listed on the New York Stock Exchange.

Level 2 – Pricing inputs are other than quoted prices in active markets but are either directly or indirectly observable as of the reported date. The types of assets and liabilities in Level 2 are typically either comparable to actively traded securities or contracts or priced with models using highly observable inputs.

Level 3 – Significant inputs to pricing that are unobservable as of the reporting date. The types of assets and liabilities included in Level 3 are those with inputs requiring significant management judgement or estimation, such as complex and subjective models and forecasts used to determine the fair value of financial transmission rights.

Our financial instruments consist of a loan from a related party and residential real estate rental properties. The carrying amount of the loans from a related party approximates its fair values because of its short-term maturity. The properties are recorded at cost and are considered level 3 investments due to the lack of observable input data used in the appraisal process for impairment analysis.

Neptune REM LLC and its Series

Notes to Consolidated and Consolidating Financial Statements

As of December 31, 2025 and 2024 and for the years then ended

Expense Allocation

The Company and each of its Series allocate expenses among Series based on the nature of each expense. These allocations are performed systematically to reasonably reflect the expenses associated with each Series.

Real Estate Assets

Real Estate Assets consist of residential rental real estate. These assets are recorded at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of 27.5 years. Expenditures for major renewals and betterments that extend the useful lives of fixed assets are capitalized. Expenditures for routine maintenance and repairs are charged to expenses as incurred. The Company and each of its Series have adopted a policy to capitalize all assets with a cost greater than $1,000 and a useful life over 1 year. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the account, and any resulting gain or loss is recognized in income for the period.

Impairment of Assets

The Company and each Series, using its best estimates based on reasonable and supportable assumptions and projections, review the carrying amounts of its assets to determine whether there is any indication that those assets have suffered an impairment loss. There were no losses or asset impairments recorded during the periods ended December 31, 2025 and 2024.

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, service has been performed, the fee is fixed or determinable, and collectability is probable. Revenue generally is recognized net of allowances for returns, contractual adjustments, and any taxes collected from customers and subsequently remitted to governmental authorities. We apply the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements:

Step 1: Identify the contract(s) with customers.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to performance obligations.

Step 5: Recognize revenue when the entity satisfies a performance obligation.

The Company recognizes rental income from its portfolio of single-family residential homes in accordance with ASC 842, Leases. Rental income is recognized on a straight-line basis over the term of the lease, beginning at the lease commencement date, which is generally the date the tenant obtains control of the property. The lease agreements may include fixed monthly rent, as well as variable charges for items such as utilities, landscaping, maintenance services, and late fees. Tenants have the option to pay rent in advance, in which case, the Company records deferred revenue for the prepayment and recognize revenue as performance obligations are met. The Company had unearned revenue of $0 and $12,732 as of December 31, 2025 and 2024, respectively. All of which have been recognized as revenue in 2025, and there were no deferrals of revenue on new billings for the year ended December 31, 2025.

Neptune REM LLC and its Series

Notes to Consolidated and Consolidating Financial Statements

As of December 31, 2025 and 2024 and for the years then ended

Advertising

Advertising costs are expensed to operations as they are incurred. There were no advertising costs incurred during the periods ended December 31, 2025 and 2024.

Stock-Based Compensation

The cost of equity instruments issued to employees and non-employees in return for goods and services is measured by the grant date fair value of the equity instruments issued in accordance with ASC 718, Compensation – Stock Compensation. The related expense is recognized as services are rendered or vesting periods elapse.

Organizational Costs

In accordance with FASB ASC 270, Organization Costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Deferred Offering Costs

The Company and each Series complies with the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to members’ equity/(deficit) upon the completion of an offering or to expense if the offering is not completed.

Deferred offering costs as of December 31, 2025 and 2024 are as follows:

Series	December 31, 2025	December 31, 2024
Cedar Ridge	$-	$22,284
Dalmore	44,343	22,284
Templeton	-	22,284
Woody Creek	44,343	22,284
Stag	26,005	3,946
Blanton	26,005	3,946
Total	$140,696	$97,028

Earnings/(Loss) per Membership Interest

Upon completion of an offering, each Series intends to comply with accounting and disclosure requirement of ASC Topic 260, “Earnings per Share.” For each Series, earnings (loss) per membership interest (“EPMI”) will be computed by dividing net (loss) / income for a particular Series by the weighted average number of outstanding membership interests in that particular Series during the period.

Neptune REM LLC and its Series

Notes to Consolidated and Consolidating Financial Statements

As of December 31, 2025 and 2024 and for the years then ended

Income Taxes

The Company and each Series have elected to be taxed as a corporation. Income taxes are provided for the tax effects of transactions reporting in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of accounting and depreciation for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Each individual series records a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets, primarily resulting from net operating loss carryforwards (“NOLs”), will not be realized. On a total consolidated basis, the Company’s and each Series’ NOLs as of December 31, 2025 and 2024 were approximately $479,647 and $437,013, respectively, which produced net deferred tax assets of $135,500 and $123,456, using the Company’s and each Series’ estimated future effective tax rate of 28.25%, as detailed in the tables below.

The 28.25% rate is calculated using the federal corporate tax rate of 21% plus the effective state tax rate of 7.25%.

Series	NOL Balance as of December 31, 2025	Deferred Tax Assets from NOLs as of December 31, 2025	Valuation Allowance	Net Deferred Tax Assets as of December 31, 2025
Cedar Ridge	$8,134	$2,298	$(2,298)	$-
Dalmore	72,458	20,469	(20,469)	-
Templeton	86,678	24,487	(24,487)	-
Woody Creek	77,168	21,800	(21,800)	-
Stag	103,776	29,317	(29,317)	-
Blanton	74,785	21,127	(21,127)	-
Neptune REM	56,649	16,003	(16,003)	-
Total	$479,648	$135,501	$(135,501)	$-

Series	NOL Balance as of December 31, 2024	Deferred Tax Assets from NOLs as of December 31, 2024	Valuation Allowance	Net Deferred Tax Assets as of December 31, 2024
Cedar Ridge	$57,588	$16,269	$(16,269)	$-
Dalmore	54,663	15,442	(15,442)	-
Templeton	112,889	31,891	(31,891)	-
Woody Creek	57,551	16,258	(16,258)	-
Stag	43,472	12,281	(12,281)	-
Blanton	54,201	15,312	(15,312)	-
Neptune REM	56,649	16,003	(16,003)	-
Total	$437,013	$123,456	$(123,456)	$-

Neptune REM LLC and its Series

Notes to Consolidated and Consolidating Financial Statements

As of December 31, 2025 and 2024 and for the years then ended

Under ASC 740-10-50 these conditions stated above are income tax position subject to evaluation regarding the possibility of the position being overturned upon examination by a taxing authority. Management believes these positions will not be overturned. No interest or penalties related to income taxes have been recognized in the statement of operations or statement of financial position. The Company uses a calendar year-end for income tax reporting purposes, and tax years back to and including the tax year ended December 31, 2022, are subject to examination by major taxing jurisdictions.

Recently Issued and Adopted Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated financial statements and each Series' financial statements. As new accounting pronouncements are issued, the Company and each Series will adopt those that are applicable under the circumstances.

4.	REAL ESTATE ASSETS

Real estate assets as of December 31, 2025 consisted of the following:

Description	Cedar Ridge	Dalmore	Templeton	Woody Creek
Land	$-	$40,000	$-	$26,600
Building	-	315,000	-	293,398
Total property	-	355,000	-	319,998
Less: accumulated depreciation	-	(21,000)	-	(19,560)
Property, net	$-	$334,000	$-	$300,438

Description	Stag	Blanton	Neptune Rem	Consolidated
Land	$40,000	$40,000	$-	$146,600
Building	320,000	320,000	-	1,248,398
Total property	360,000	360,000	-	1,394,998
Less: accumulated depreciation	(22,303)	(20,364)	-	(83,227)
Property, net	$337,697	$339,636	$-	$1,311,771

Real estate assets as of December 31, 2024 consisted of the following:

Description	Cedar Ridge	Dalmore	Templeton	Woody Creek
Land	$40,000	$40,000	$-	$26,600
Building	315,000	315,000	-	293,398
Total property	355,000	355,000	-	319,998
Less: accumulated depreciation	(10,500)	(9,545)	-	(8,891)
Property, net	$344,500	$345,455	$-	$311,107

Description	Stag	Blanton	Neptune Rem	Consolidated
Land	$40,000	$40,000	$-	$186,600
Building	320,000	320,000	-	1,563,398
Total property	360,000	360,000	-	1,749,998
Less: accumulated depreciation	(10,667)	(8,727)	-	(48,330)
Property, net	$349,333	$351,273	$-	$1,701,668

Neptune REM LLC and its Series

Notes to Consolidated and Consolidating Financial Statements

As of December 31, 2025 and 2024 and for the years then ended

Land is recorded at the assessed value of the parcel, based on the respective counties’ most recent assessment. Depreciation expense was $51,123 and $58,545 for the years ended December 31, 2025 and 2024, respectively. The properties were acquired from the Company’s and each Series’ Manager and recorded at the Manager’s historic costs, with the difference between such and the agreed-upon purchase price being recorded as a deemed distribution to the Manager.

The land and building associated with the Series Cedar Ridge was sold during the year ended December 31, 2025. A gain of $1,227 was recorded for the year ended December 31, 2025 on the sale of the real estate asset.

The land and building associated with the Templeton Series was sold during the year ended December 31, 2024. A gain of $31,789 was recorded for the year ended December 31, 2024 on the sale of the real estate asset.

In September 2025, the Company entered into purchase agreements for three additional properties for Series Garrison, Series Michter, and Series Weller. The purchase of Series Garrison property was completed in February 2026 as discussed in Note 9. For Series Michter and Series Weller, the planned purchases were terminated in February 2026 as discussed in Note 9.

5.	RELATED PARTY TRANSACTIONS

The Company and each Series is managed by Terra Mint, a Wyoming corporation and the managing member (the “Manager”). Pursuant to the terms of the operating agreement, the Manager will provide certain management and advisory services, as well as management team and appropriate support personnel to the Company and each Series. The Company and each Series purchased the real estate assets described in Note 4 from the Manager.

As of December 31, 2025 and 2024, the Company and its Series had the following related party balances due to the Manager:

December 31, 2025
Description	Cedar Ridge	Dalmore	Templeton	Woody Creek
Accounts payable	$-	$-	$89,022	$35,764
Notes payable	-	51,530	-	209,721
Interest payable *	$14,846	$22,325	$-	$42,391

Description	Stag	Blanton	Neptune Rem	Consolidated
Accounts payable	$54,755	$-	$48,229	$227,770
Notes payable	316,955	240,080	-	818,286
Interest payable *	$38,932	$24,390	$-	$142,884

Neptune REM LLC and its Series

Notes to Consolidated and Consolidating Financial Statements

As of December 31, 2025 and 2024 and for the years then ended

December 31, 2024
Description	Cedar Ridge	Dalmore	Templeton	Woody Creek
Accounts payable	$8,145	$11,990	$74,642	$23,225
Notes payable	379,435	379,435	61,406	337,851
Interest payable *	$30,385	$30,385	$229	$27,054

Description	Stag	Blanton	Neptune Rem	Consolidated
Accounts payable	$10,844	$9,983	$20,743	159,572
Notes payable	400,300	400,300	-	1,958,727
Interest payable *	$19,376	$19,376	$-	$126,805

* Interest payable is included in the accounts payable – related party caption on the balance sheets.

Refer to Note 6 for the terms associated with the notes payable and the interest expense incurred for the years ended December 31, 2025 and 2024.

Assets Under Management Fee

On a quarterly basis beginning on the first quarter end date following the initial closing date of the issuance of interests in a Series, the Series shall pay the Managing Member the assets under management fee (“Asset Management Fee”), payable quarterly in arrears, equal to a 0.75% Asset Management Fee payable on the last day of the immediately preceding quarter. The Asset Management Fee shall be payable from the net operating rental income from each series and will be calculated as property, cash, cash equivalents, and the book value of the assets of the entity invested, directly or indirectly, in loans secured by real estate, or first mortgage bonds secured by real estate, before reserves for depreciation or bad debts or other similar non-cash reserves.

Additional Fees

Additional fees shall include: An ongoing management fee of eight percent (8%) of gross rent and fees to be deducted from gross rent during the management term of the series, a sourcing fee of up to seven percent (7%) of the purchase price of real estate acquired by the series, a disposition fee of six to eight percent (6%-8%) of the final gross sales price of a designated series, five and one-half percent (5.5%) renovation fees, administrative revenue and reimbursement of any expenses incurred by the manager on behalf of the Company or any of its series, and a two percent (2%) fee on any such advances made and Managing Member is entitled to twenty percent (20%) of distributions beyond original capital contribution returns upon the liquidation of a series.

Neptune REM LLC and its Series

Notes to Consolidated and Consolidating Financial Statements

As of December 31, 2025 and 2024 and for the years then ended

Contractual Obligations

These additional fees incurred by the Company and its Series are part of an ongoing management agreement Company and its Series have with the parent company and Manager which include the aforementioned assets under management fee, sourcing fee, disposition fee, and other fees. During the years ended December 31, 2025 and 2024, the Company incurred the following sourcing fees:

Series	December 31, 2025	December 31, 2024
Cedar Ridge	$-	$-
Dalmore	-	-
Templeton	-	-
Woody Creek	-	-
Stag	-	21,600
Blanton	-	21,600
Neptune Rem	-	-
Total	$-	$43,200

For all costs and expenses advanced by Manager to be reimbursed and repaid by Company and each Series in full, the Manager may charge up to two-percent (2%) each month as a fee on monthly reimbursable expenses and unpaid reimbursable expenses. During the years ended December 31, 2025 and 2024, there were no additional charges made by the Manager on the reimbursable expenses incurred. Manager opted to not charge Asset Management Fee and the ongoing management fee of eight (8%) of gross rent for the years ended December 31, 2025 and 2024. Series Templeton incurred a disposition fee of $24,300 during the year ended December 31, 2024. Manager opted to not charge disposition fee for Series Cedar Ridge during the year ended December 31, 2025.

6.	LONG-TERM DEBT

Notes Payable – Related Party

Notes payable to related parties consist of the following as of December 31, 2025:

On March 20, 2023, the Company executed several promissory notes with Terra Mint for each of the four single-family homes located in Omaha, Nebraska purchased from its Manager.

On January 12, 2024, the Company executed two additional promissory notes with Terra Mint related to the two single-family homes located in Omaha, Nebraska of Series Stag and Series Blanton.

Neptune REM LLC and its Series

Notes to Consolidated and Consolidating Financial Statements

As of December 31, 2025 and 2024 and for the years then ended

The Series Cedar Ridge’s promissory note was partially repaid, and the remainder was extinguished after the sale of the property during the year ended December 31, 2025.

The Series Templeton’s promissory note was partially repaid after the sale of the property during the year ended December 31, 2024.

There are six separate promissory notes from the Manager. The notes have a term of 18 months commencing from the date on which an offering for the sale of our membership interests commences (“Maturity Date”), pursuant to a Form 1-A filed with and qualified by the Securities and Exchange Commission (the “Reg A Offering”), and bear interest at the minimum applicable federal rate at the date of issuance of 4.41% for Series Cedar Ridge, Series Dalmore, Series Templeton, and Series Woody Creek and 4.89% for Series Stag and Series Blanton. The maturity date of the loans was set as December 31, 2025 after the qualification of Reg A Offering on June 27, 2024. In December 2025, the notes were extended for an additional 6 months, making the new loan maturity date set for June 30, 2026. The notes, plus accrued interest, are repayable in full within 14 days of the maturity date. The notes are unsecured. If by the maturity date, the Company and each Series has not raised sufficient funds in the Reg A Offering to repay the principal amount of the notes plus accrued interest in full, any outstanding balance due shall be automatically converted into membership interests in the Company on the same terms as offered to investors in the offering. At the option of Terra Mint, funds available for repayment of the notes may be held in a borrower account, interest-free, after the maturity date.

Principal balances outstanding as of December 31, 2025 and 2024 are as follows:

Series	December 31, 2025	December 31, 2024
Cedar Ridge	$-	$379,435
Dalmore	51,530	379,435
Templeton	-	61,406
Woody Creek	209,721	337,851
Stag	316,955	400,300
Blanton	240,080	400,300
Neptune Rem	-	-
Total	$818,286	$1,958,727

Maturities on notes payable – related parties are as follows:

Period Ended	Amount
12/31/2026	$818,286
Total notes payable - related party	$818,286

Neptune REM LLC and its Series

Notes to Consolidated and Consolidating Financial Statements

As of December 31, 2025 and 2024 and for the years then ended

Interest expense incurred for the years ended December 31, 2025 and 2024 are as follows:

Series	December 31, 2025	December 31, 2024
Cedar Ridge	$-	$17,649
Dalmore	14,797	17,649
Templeton	-	16,699
Woody Creek	15,336	15,714
Stag	19,556	19,376
Blanton	19,267	19,376
Neptune Rem	-	-
Total	$68,956	$106,463

7.	COMMITMENTS AND CONTINGENCIES

Legal Proceedings

The Company and its Series were not subject to any legal proceedings during the years ended December 31, 2025 and 2024, and, to the best of our knowledge, no legal proceedings are pending or threatened.

8.	MEMBERS’ EQUITY/(DEFICIT)

The Company and each of its Series are managed by Terra Mint, a Wyoming corporation and our managing member (“the Manager”). Pursuant to the terms of the operating agreement, the Manager will provide certain management and advisory services, as well as management team and appropriate support personnel to the Company and each Series.

The Manager will be responsible for directing the management of our business and affairs, managing the day-to-day affairs, and implementing our investment strategy. The Manager has a unilateral ability to amend the operating agreement and the allocation policy in certain circumstances without the consent of the investors. The investors only have limited voting rights with respect to us.

For the Templeton Series LLC and Cedar Ridge Series LLC, all investor funds were fully returned on April 2, 2025 and September 3, 2025, respectively.

Neptune REM LLC and its Series

Notes to Consolidated and Consolidating Financial Statements

As of December 31, 2025 and 2024 and for the years then ended

The Manager has sole discretion in determining what distributions, if any, are made to interest holders except as otherwise limited by law or the operating agreement. The Company and each of its Series expect the Manager to make distributions on a quarterly basis. However, the Manager may change the timing of the distributions or determine that no distributions shall be made, in its sole discretion. Currently, the operating agreement distribution policy is to first compensate the Series members until they have received 100% of their original capital contributions, then 20% to the Managing Member and 80% to the Members.

During the year ended December 31, 2025 and 2024, the Company and each Series paid dividends to investors of $22,100 and $0, respectively. As of December 31, 2025 and 2024, the Company’s and each Series’ accrued and unpaid dividends outstanding were $18,987 and $0, respectively.

During the years ended December 31, 2025 and 2024, certain Series of the Company made distributions to Manager as part of the purchase of the real estate assets as follows:

Series	December 31, 2025	December 31, 2024
Cedar Ridge	$-	$-
Dalmore	-	-
Templeton	-	-
Woody Creek	-	-
Stag	-	40,300
Blanton	-	40,300
Garrison	-	-
Neptune Rem	-	-
Total	$-	$80,600

During the year ended December 31, 2024, the Company commenced equity offering pursuant to Regulation A of the Securities Act of 1933. The Managing Member must purchase a minimum of 1% through the Offering and may purchase up to 9.8%. During the year ended December 31, 2025, the members’ contributions from the Regulation A offering amounted to $1,106,390. During the year ended December 31, 2024, the members’ contributions from the Regulation A offering amounted to $28,870.

Series	December 31, 2025	December 31, 2024
Cedar Ridge	1	283
Dalmore	39,540	260
Woody Creek	16,643	201
Stag	9,853	1,549
Blanton	26,388	594
Garrison	19,450	-
Michter	3,190	-
Weller	3,509	-

Neptune REM LLC and its Series

Notes to Consolidated and Consolidating Financial Statements

As of December 31, 2025 and 2024 and for the years then ended

For the Templeton Series LLC and Cedar Ridge Series LLC, all investor funds were fully returned on April 2, 2025 and September 3, 2025, respectively.

The debts, obligations, and liabilities of the Company and each of its Series, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company and each of its Series, and no member of the Company and each of its Series is obligated personally for any such debt, obligation, or liability.

9.	SUBSEQUENT EVENTS

The Company and each of its Series have evaluated all subsequent events through April 20, 2026, the date the consolidated and consolidating financial statements and each Series’ financial statements were available to be issued.

Subsequent to year-end, the Company completed or initiated the wind-down of certain offerings associated with its series LLCs.

Subsequent to year-end, the Company received contributions from the Regulation A offering for Series Woody Creek of $78,780, for Series Blanton of $137,910, and for Series Garrison of $73,600.

Subsequent to year-end, the Company received gross proceeds from the Regulation A offering of $47,375 for Series Woody Creek, $185,340 for Series Blanton, $10,505 for Series Stag, and $219,605 for Series Garrison.

For the Michter Series LLC and Weller Series LLC, investor funds were held in escrow by a third-party administrator, North Capital, and were not remitted to the Company at any time. Accordingly, North Capital is responsible for processing all investor refunds. The refund process for both Series commenced on January 8, 2026.

As of March 25, 2026, 10 investors remained in the Michter Series LLC and 24 investors remained in the Weller Series LLC. The Company has instructed North Capital to issue paper checks to the remaining investors. North Capital is currently completing its reconciliation procedures and will issue the remaining refunds upon completion, at which time both offerings are expected to be fully closed.

On January 23, 2026, the Company formed The Jameson Series LLC (“Series Jameson”) and The Macallan Series LLC (“Series Macallan”) under the laws of Delaware as a series of Neptune REM LLC. On January 23, 2026, the Company and and a third party seller entered into an agreement for the conveyance of the property underlying the Series Macallan for a purchase price of $215,000. The Company anticipates closing on the purchase of such property no later than September 19, 2026. On January 23, 2026, the Company and a third party seller entered into an agreement for the conveyance of the property underlying the Series Jameson for a purchase price of $215,000. The Company anticipates closing on the purchase of such property no later than September 19, 2026.

On February 3, 2026, the Company completed its purchase of the real estate property for Series Garrison with a purchase price of $229,990.

In February 2026, the real estate property purchase agreements for Series Michter and Series Weller were terminated.

Item 8.	Exhibits

INDEX OF EXHIBITS

No.	Exhibit Description

2.1*	Certificate of Formation of Neptune REM, LLC

2.2*	Second Amended and Restated Operating Agreement of Neptune REM, LLC

3.1*	Form of Series Designation of The Cedar Ridge Series, a series of Neptune REM, LLC

3.2*	Form of Series Designation of The Dalmore Series, a series of Neptune REM, LLC

3.3*	Form of Series Designation of The Templeton Series, a series of Neptune REM, LLC

3.4*	Form of Series Designation of The Woody Creek Series, a series of Neptune REM, LLC

3.5*	Form of Series Designation of The Blanton Series, a series of Neptune REM, LLC

3.6*	Form of Series Designation of The Stag Series, a series of Neptune REM, LLC

3.7*	Form of Series Designation of The Garrison Series, a series of Neptune REM, LLC

3.8*	Form of Series Designation of The Macallan Series, a series of Neptune REM, LLC

3.9*	Form of Series Designation of The Jameson Series, a series of Neptune REM, LLC

4.1*	Form of subscription agreement of The Cedar Ridge Series, a series of Neptune REM, LLC

4.2*	Form of subscription agreement of The Dalmore Series, a series of Neptune REM, LLC

4.3*	Form of subscription agreement of The Templeton Series, a series of Neptune REM, LLC

4.4*	Form of subscription agreement of The Woody Creek Series, a series of Neptune REM, LLC

4.5*	Form of subscription agreement of The Blanton Series, a series of Neptune REM, LLC

4.6*	Form of subscription agreement of The Stag Series, a series of Neptune REM, LLC

4.7*	Form of subscription agreement for Realbricks Referral Program

6.1*	Broker Dealer Agreement, dated August 17, 2023 between Neptune REM, LLC and Dalmore Group, LLC

6.2*	Form of Purchase and Sale Agreement dated March 20, 2023, between Neptune REM, LLC and The Cedar Ridge Series, a series of Neptune REM, LLC

6.3*	Form of Purchase and Sale Agreement dated March 20, 2023, between Neptune REM, LLC and The Dalmore Series, a series of Neptune REM, LLC

6.4*	Form of Purchase and Sale Agreement dated March 20, 2023, between Neptune REM, LLC and The Templeton Series, a series of Neptune REM, LLC

6.5*	Form of Purchase and Sale Agreement dated March 20, 2023, between Neptune REM, LLC and The Woody Creek Series, a series of Neptune REM, LLC

6.6*	Form of Property Management Agreement dated March 21, 2023, between Neptune REM, LLC and The Cedar Ridge Series, a series of Neptune REM, LLC

6.7*	Form of Property Management Agreement dated March 21, 2023, between Neptune REM, LLC and The Dalmore Series, a series of Neptune REM, LLC

6.8*	Form of Property Management Agreement dated March 21, 2023, between Neptune REM, LLC and The Templeton Series, a series of Neptune REM, LLC

6.9*	Form of Property Management Agreement dated March 21, 2023, between Neptune REM, LLC and The Woody Creek, a series of Neptune REM, LLC

6.10*	Form of Purchase and Sale Agreement dated January 12, 2024, between Neptune REM, LLC and The Blanton Series, a series of Neptune REM, LLC

6.11*	Form of Purchase and Sale Agreement dated January 12, 2024, between Neptune REM, LLC and The Stag Series, a series of Neptune REM, LLC

6.12*	Form of Property Management Agreement dated January 12, 2024, between Neptune REM, LLC and The Blanton Series, a series of Neptune REM, LLC

6.13*	Form of Property Management Agreement dated January 12, 2024, between Neptune REM, LLC and The Stag Series, a series of Neptune REM, LLC

6.14*	Stock Repurchase Agreement, dated January 27, 2025, between Terra Mint Group, Corp. and the Estate of Ahmed Mohamed Khaleel

6.15*	Uniform Purchase Agreement for the sale of the Templeton Property, dated November 7, 2024

6.16*	Form of Property Management Agreement, dated August 13, 2025, between Neptune REM, LLC and The Garrison Series, a series of Neptune REM, LLC

6.17*	Home Purchase Agreement for the Garrison Property, dated September 17, 2025, between Neptune REM, LLC and D.R. Horton, Inc.

6.18*	Home Purchase Agreement for the Macallan Property, dated January 23, 2026, between Neptune REM, LLC and D.R. Horton, Inc.

6.19*	Home Purchase Agreement for the Jameson Property, dated January 23, 2026, between Neptune REM, LLC and D.R. Horton, Inc.

6.20*	Uniform Purchase Agreement for the sale of the Cedar Ridge Property, dated July 3, 2025

8.1*	Escrow Agreement dated [*], 2023, by and among North Capital Private Securities Corporation, Terra Mint Group, Corp. and The Cedar Ridge Series, a series of Neptune REM LLC

8.2*	Escrow Agreement dated [*], 2023, by and among North Capital Private Securities Corporation, Terra Mint Group, Corp. and The Dalmore Series, a series of Neptune REM LLC

8.3*	Escrow Agreement dated [*], 2023, by and among North Capital Private Securities Corporation, Terra Mint Group, Corp. and The Templeton Series, a series of Neptune REM LLC

8.4*	Escrow Agreement dated [*], 2023, by and among North Capital Private Securities Corporation, Terra Mint Group, Corp. and The Woody Creek Series, a series of Neptune REM LLC

8.5*	Escrow Agreement dated [*], 2024, by and among North Capital Private Securities Corporation, Terra Mint Group, Corp. and The Blanton Series, a series of Neptune REM LLC

8.6*	Escrow Agreement dated [*], 2024, by and among North Capital Private Securities Corporation, Terra Mint Group, Corp. and The Stag Series, a series of Neptune REM LLC

* Previously filed

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on April 30, 2026.

Neptune REM, LLC, a Delaware limited liability company

By:	Terra Mint Group, Corp., a Wyoming corporation
Its: Managing Member

	By:	/s/ Chris Gerardi
	Name:	Chris Gerardi
	Title:	Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer in the capacities and on the dates indicated.

By:	/s/ Chris Gerardi
Name:	Chris Gerardi
Title:	Chief Executive Officer, Principal Executive Officer, Terra Mint Group, Corp., Director

Date:	April 30, 2026

By:	/s/ Troy Skabelund
Name:	Troy Skabelund
Title:	Chief Financial Officer and Principal Accounting Officer of Terra Mint Group, Corp.

Date:	April 30, 2026